UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12.

GREEN PLAINS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2018 ANNUAL MEETING

OF SHAREHOLDERS

AND PROXY STATEMENT

March 29, 2018

Dear Shareholder,

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Green Plains Inc. to be held at 10:00 a.m., Central Standard Time, on Wednesday, May 9, 2018, at the Omaha Marriott Downtown at the Capital District located at 222 N 10th Street, Omaha, Nebraska 68102.

The Notice of Annual Meeting of Shareholders, Proxy Statement containing information about matters to be acted upon, Proxy Card and 2017 Annual Report are enclosed.

Please use this opportunity to take part in the affairs of your company. Whether or not you plan to attend the Annual Meeting of Shareholders, please complete, date, sign and return the accompanying Proxy Card in the enclosed postage-paid envelope, or vote via the Internet or telephone. Please refer to the Proxy Card for instructions on voting via the Internet or telephone or, if your shares are registered in the name of a broker or bank, please refer to the information forwarded by the broker or bank to determine if Internet or telephone voting is available to you. If you attend the Annual Meeting of Shareholders, you may revoke the proxy and vote in person.

On behalf of the Board of Directors, we appreciate your continued interest in your company.

Sincerely,

Wayne Hoovestol

Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on May 9, 2018

The 2018 Annual Meeting of Green Plains Inc. will be held at 10:00 a.m., Central time, on Wednesday, May 9, 2018, at the Omaha Marriott Downtown at the Capital District located at 222 N 10th Street, Omaha, Nebraska 68102, for the following purposes:

1.	To elect four directors to serve three-year terms that expire at the 2021 annual meeting;

2.	To cast an advisory vote to approve the company’s executive compensation; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “For” all nominees in Proposal 1 and a vote “For” Proposal 2.

The foregoing items are more fully described in the accompanying Proxy Statement. We have fixed the close of business on March 15, 2018, as the Record Date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Each share of our Common Stock is entitled to one vote on all matters presented at the Annual Meeting. Dissenters’ rights are not applicable to these matters.

Important Notice Regarding the Availability of Proxy Materials for Shareholder Meeting to be held on May 9, 2018. Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. Instead of mailing paper copies of our proxy materials, we sent shareholders the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 9, 2018, with instructions for accessing the proxy materials and voting via the Internet (the “Notice”). The Notice, which was mailed on or around March 29, 2018, also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. The Notice, the Proxy Statement and our 2017 Annual Report may be accessed at www.edocumentview.com/GPRE.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS PROVIDED IN THE ENCLOSED MATERIALS. IF YOU REQUESTED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

Michelle Mapes

Corporate Secretary

Omaha, Nebraska

March 29, 2018

COMMONLY USED DEFINED TERMS

Company and Regulatory Defined Terms:

Green Plains; the company; GPI	Green Plains Inc.
Exchange Act	Securities Exchange Act of 1934, as amended
Fleischmann’s Vinegar; Fleischmann’s; FVC	Fleischmann’s Vinegar Company, Inc.
GPP	Green Plains Partners LP
NASDAQ	The Nasdaq Global Market
SEC	Securities and Exchange Commission
Securities Act	Securities Act of 1933, as amended

Other Defined Terms:

Annual Meeting	The 2018 Annual Meeting of shareholders of Green Plains Inc. and any adjournment or postponement thereof
ASC 718	Accounting Standards Codification Topic 718, Compensation – Stock Compensation
Board	Board of Directors of Green Plains Inc.
Common Stock	Green Plains Inc. Common Stock, $0.001 par value per share
EBITDA	Earnings before interest, taxes, depreciation and amortization which is a non-GAAP measure. See our Annual Report on Form 10-K for the year ended December 31, 2017 for a reconciliation to GAAP net income
ESG	Environmental, social and governance
GAAP	U.S. Generally Accepted Accounting Principles
GICS	Global Industry Classification Standard
GPP	Green Plains Partners LP
Internal Revenue Code	Internal Revenue Code of 1986, as amended
LTIP	Long-Term Incentive Plan
NEO	Named executive officer
Notice	Important notice regarding the availability of proxy materials for the Annual Meeting
PSU	Performance Share Unit
Record Date	The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting
TCJA	Tax Cuts and Jobs Act of 2017
TSR	Total Shareholder Return
Umbrella STIP	Green Plains Inc. Umbrella Short-Term Incentive Plan
U.S.	United States

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in deciding how to vote. You should read the Proxy Statement carefully before voting. This Proxy Statement and the enclosed proxy is first being sent or made available to shareholders on or around March 29, 2018.

2018 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:

10:00 a.m., Central Standard Time, Wednesday, May 9, 2018

Place:

Omaha Marriott Downtown at the Capital District

222 N 10th Street, Omaha, Nebraska 68102

Record Date: March 15, 2018

VOTING INFORMATION

Who is Eligible to Vote

You are entitled to vote at the 2018 Annual Meeting of Shareholders if you were a shareholder of record as of the Record Date, which has been fixed as of close of business on March 15, 2018. On the Record Date, there were 40,931,456 shares of our company’s Common Stock outstanding and eligible to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

The presence, in person or by properly executed proxy, at the Annual Meeting of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum. Proxies that are marked to “withhold authority” with respect to the election of directors and proxies for which no instructions are given will be counted for purposes of determining the presence of a quorum.

Electronic Access to Proxy Materials

Pursuant to rules adopted by the SEC, we are making this Proxy Statement and our 2017 Annual Report available to shareholders electronically via the Internet. On or around March 29, 2018, we mailed the Notice, which provides information regarding the availability of proxy materials for the Annual Meeting, to our shareholders of record.

Shareholders will be able to access this Proxy Statement and our 2017 Annual Report on the website referred to in the Notice or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice. The website on which you will be able to view our proxy materials also allows you to choose to receive future proxy materials electronically by email, which would save us the cost of printing and mailing documents to you. If you choose to receive future proxy statements by email, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials by email remains in effect until you terminate it.

HOW YOU CAN ACCESS THE PROXY MATERIALS ONLINE

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 9, 2018.

The Notice, the Proxy and our 2017 Annual Report may be accessed at

www.edocumentview.com/GPRE.

MEETING AGENDA AND VOTING RECOMMENDATIONS

PROPOSAL	BOARD RECOMMENDATION	PAGE

1. The election of four directors to serve three-year terms that expire at the 2021 annual meeting (“Proposal 1”)	FOR	11

2. An advisory vote to approve executive compensation (“Proposal 2”)	FOR	45

Proxy Voting and Revocability of Proxies

Common Stock, represented by the proxies received pursuant to this solicitation and not timely revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in properly submitted proxies. If no instructions are indicated, such shares will be voted as recommended by the Board. If any other matters are properly presented to the Annual Meeting for action, the person(s) named in the enclosed form(s) of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Broker non-votes and abstentions are not treated as votes cast for any of the matters to be voted on at the meeting.

A holder of Common Stock who has submitted a proxy may revoke it prior to its exercise by providing written notice of revocation or a later-dated proxy to the Corporate Secretary of the company at any time before the closing of the polls at the meeting, or by voting in person at the meeting. Any written notice revoking a proxy should be sent to: Green Plains Inc., Attention: Michelle S. Mapes, Corporate Secretary, 1811 Aksarben Drive, Omaha, Nebraska 68106. Attendance in person at the Annual Meeting does not itself revoke a proxy; however, any shareholder who attends the Annual Meeting may revoke a previously submitted proxy by voting in person.

Computershare Trust Company, N.A. is the transfer agent and registrar for our Common Stock. If your shares are registered directly in your name with our transfer agent, with respect to those shares, you are considered the shareholder of record, or a registered shareholder, and these materials were sent to you directly by us. If you are a shareholder of record, you may vote in person at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and that organization should have forwarded these materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee holding your shares how to vote and are also invited to attend the Annual Meeting. Please refer to the information forwarded by your broker or bank for instructions on how to direct their vote. However, since you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record.

If you are a registered shareholder, there are four ways to vote:

•	going to the Internet website indicated on the Proxy Card or voting instruction card and following the instructions provided (you will need the control number that is included in the Notice);
•	calling the toll-free telephone number indicated on the Proxy Card or voting instruction card (you will need the control number that is included in the Notice);
•	signing, dating and returning the Proxy Card if you request to receive your proxy materials by mail; or
•	written ballot in person at the Annual Meeting.

Your shares will be voted as you indicate. If you do not indicate your voting preferences, the appointed proxies will vote your shares “For” all nominees in Proposal 1, and “For” Proposal 2.

Broker Non-Votes

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions at least ten days before the Annual Meeting date. If no instructions are given within that time frame, the nominees may vote those shares on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes are not counted for the purposes of determining the number of shares present in person or represented by proxy on any voting matter. All proposals are considered non-routine.

Expenses and Methods of Solicitation

We will bear the expense of soliciting proxies. In addition to the use of the mail and Internet, proxies may be solicited personally, or by telephone or other means of communications, by directors, officers and employees of the company and its subsidiaries who will not receive additional compensation therefor. We will reimburse banks, brokerage firms and nominees for reasonable expenses incurred related to forwarding proxy solicitation materials to beneficial owners of shares held by such banks, brokerage firms and nominees.

Vote Required

The affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Common Stock, assuming a quorum is present, is required to elect each director. The four persons receiving the greatest number of votes at the Annual Meeting shall be elected as directors. Since only affirmative votes count for this purpose, broker non-votes or votes withheld will not affect the outcome of the voting on Proposal 1. The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the Common Stock, assuming a quorum is present is required to approve Proposal 2. Since only votes cast count for this purpose, broker non-votes and abstentions will not affect the outcome of the voting on Proposal 2.

BOARD HIGHLIGHTS

Our current directors whose terms are expiring have been nominated by the Board for reelection at the Annual Meeting. For more information on all of the director nominees, see page 12 of this Proxy Statement.

COMPANY HIGHLIGHTS

Our company is a vertically integrated commodity processing company and North America’s second largest consolidated owner of ethanol plants. The company operates four business segments: (1) ethanol production, which includes the production of ethanol, distillers grains and corn oil, (2) agribusiness and energy services, which includes grain handling and storage and marketing and merchant trading for company-produced and third-party ethanol, distillers grains, corn oil, natural gas and other commodities, (3) food and ingredients, which includes cattle feeding, vinegar production and food-grade corn oil operations, and (4) partnership, which includes fuel storage and transportation services.

2017 PERFORMANCE HIGHLIGHTS

Fiscal 2017 presented a challenging operating environment, as our business experienced the impacts of a continued deflationary cycle within the agriculture sector and continued pricing pressure from increased global supplies of grains, proteins and oilseeds. As a result, and primarily due to weak ethanol margins, we did not achieve the EBITDA goal under our short-term incentive plan and our 2017 bonus payouts, for the NEOs that were employed for the entire year, ranged from 43% to 57% of each NEO’s target bonus.

Despite these challenging operating conditions, we continued to execute on our business strategies by managing commodity price risks, improving operational efficiencies and optimizing market opportunities to create an efficient platform with diversified income streams, as exemplified by the following:

Key Operating Accomplishments

◾	Net income of $61.1 million, or $1.47 per diluted share.

◾	Produced 1.3 billion gallons of ethanol, a 9.5% increase over 2016.

◾	EBITDA of $154.4 million (see EBITDA reconciliation in the company’s Form 10-K, filed February 14, 2018).

◾	With weaker ethanol margins during fiscal year 2017, we continue to manage our ethanol production and are well poised as both domestic and global demand continues to rise.

Growth Achievements

◾	Completed acquisitions of cattle-feed operations located in Hereford, Texas, Leoti, Kansas and Eckley, Colorado bringing the company’s total capacity to 258,000 head of cattle and making us the 4th largest feedlot operator in the U.S.

◾	Along with our joint-venture partner, Jefferson Gulf Coast Energy Partner’s, commenced commercial operations at the intermodal export and import fuels terminal in Beaumont, Texas.

◾	Entered into a $500 million term loan agreement, which matures on August 29, 2023, to refinance $405 million of existing debt.

◾	Repurchased $6.7 million of the company’s Common Stock pursuant to our stock repurchase program.

EXECUTIVE COMPENSATION HIGHLIGHTS

Compensation Philosophy.   Our Compensation Committee has designed our executive compensation program to deliver pay that reflects corporate, business unit and individual performance that also aligns with the creation of long-term value for our shareholders. As part of our compensation philosophy we pay executive salaries that are lower than our competitors, with more compensation “at-risk” through long-term equity awards and annual cash incentive awards. Our annual cash incentive plan provides an incentive to achieve financial and operational performance aligned with our business plan and longer term strategy.

The following chart illustrates the mix of total direct compensation elements for our NEO’s at target performance, excluding our former Chief Financial Officer who retired during fiscal 2017.

Pay for Performance.   Our Compensation Committee has designed our executive compensation program to deliver pay in alignment with corporate and individual performance, aligned with our strategy of growing ethanol and non-ethanol EBITDA, while operating safely and delivering an appropriate level of return to our shareholders.

Performance against pre-established EBITDA goals is a key element of our annual incentive plan. Historically, we have used key acquisitions to transform our platform and build future value through continued vertical integration. As the chart on page 20 indicates, our CEO’s total realizable compensation is well-aligned with our company and stock price performance.

Our Compensation Committee believes that our executive compensation program effectively aligns executive pay with performance returns to shareholders and creates a growth-oriented, long-term value proposition for our shareholders. For more information, see “Compensation Discussion and Analysis – Executive Overview – Pay for Performance” included in the Proxy Statement.

Response to Say On Pay Vote and Changes to our Executive Compensation Program.   At our 2017 annual meeting, our shareholders approved our NEOs’ compensation, with approximately 76% of the votes cast in favor of our say on pay proposal.

The committee, with input from its independent compensation consultant, considered the 2017 vote results, shareholder input and current market practices as it evaluated whether changes to the compensation program were warranted for 2018.

Based on shareholder input and to better align our compensation programs with our strategy and market practice, we implemented the following changes for 2018:

•	We transitioned our long-term incentive program to a forward looking program, with awards contingent on future performance;

•	Beginning in 2018, one half of awards to executive officers under the LTIP will be in the form of performance share units (PSUs) which vest based 1⁄2 on total shareholder return relative to a performance peer group and 1⁄2 based on return on net assets;

•	We have adjusted our Chief Executive Officer’s salary and target annual incentive for 2018 to align more closely with market norms, increasing salary, but maintaining a salary below market median and decreasing his target annual incentive to 200% of salary, to maintain his target cash compensation at the same level as in 2017;

•	We adopted a compensation recovery (clawback) policy to all the Board to recoup incentive compensation in appropriate circumstances;

•	We have eliminated the excise tax gross up provision in our Chief Executive Officer’s employment agreement; and

•	The Compensation Committee retained an independent compensation advisor to provide advice in connection with our executive compensation program and incentive plan design.

The Compensation Committee believes these changes will strengthen alignment between executive compensation and the interests of our shareholders, and support the achievement of our strategic and financial goals. For a more detailed discussion of these changes, please see “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement.

GOVERNANCE HIGHLIGHTS

Our company has a history of strong corporate governance. By evolving our governance approach in light of best practices, our Board drives sustained shareholder value and best serves the interests of our shareholders.

WHAT WE DO	WHAT WE DON’T DO

✓ 100% independent board committees	Ï No poison pill

✓ 100% directors owning stock	Ï No supplemental executive retirement plans

✓ Compensation recoupment (clawback) policy	Ï No discounted stock options, reload of stock options or stock option re-pricing without shareholder approval

✓ Right to call special meeting threshold set at 10%	Ï No single-trigger vesting of equity compensation upon a change in control

✓ Provide a majority of executive compensation in performance-based compensation	Ï No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for executive officers

✓ Pay for performance based on measurable goals for both annual and long-term awards

✓ Balanced mix of awards tied to annual and long-term performance

✓ Stock ownership and retention policy

PROXY STATEMENT

FOR AN ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 9, 2018

This Proxy Statement is provided to the shareholders of Green Plains Inc. in connection with the solicitation of proxies by our Board of Directors (the “Board”)

to be voted at an Annual Meeting of Shareholders to be held at the 10:00 a.m.,

Central Standard Time, at the Omaha Marriott Downtown at the Capital District

located at 222 N 10th Street, Omaha, Nebraska 68102, on Wednesday, May 9,

2018, and at any adjournment or postponement thereof (the “Annual Meeting”).

This Proxy Statement and the enclosed proxy is first being sent or made available to shareholders on or around March 29, 2018. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

We are asking you to elect the four nominees identified in this Proxy Statement as directors of GPI until the 2021 annual meeting of shareholders and to vote to approve, on an advisory basis, our executive compensation.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Iowa, our restated certificate of incorporation, as amended, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the Board.

Independent Directors

Under the corporate governance listing standards of the NASDAQ and our committee charters, the Board must consist of a majority of independent directors. In making independence determinations, the Board observes NASDAQ and Securities and Exchange Commission (“SEC”) criteria and considers all relevant facts and circumstances. The Board, in coordination with its Nominating and Governance Committee, annually reviews all relevant business relationships any director nominee may have with our Company. As a result of its annual review, the Board has determined that each of its current non-employee directors meet the independence requirements of the NASDAQ and the SEC.

Meetings of the Board

During the fiscal year ended December 31, 2017, the Board held four regular meetings and two special meetings. Each of the serving directors attended at least 83% of all meetings held by the Board and at least 87.5% of each committee meeting of the Board on which the applicable director served during the fiscal year ended December 31, 2017. The Board and committees met in executive session, without management at each meeting.

The table below shows the meeting attendance for each director in 2017.

NAME	Board	Audit Committee	Compensation Committee	Nominating and Governance Committee	Overall Attendance

Wayne Hoovestol, Chairman	6 of 6	-	-	-	6 of 6 (100%)

Jim Anderson	5 of 6	7 of 8	11 of 11	-	23 of 25 (92%)

Todd Becker	6 of 6	-	-	-	6 of 6 (100%)

James Crowley	6 of 6	8 of 8	-	-	14 of 14 (100%)

Gene Edwards	6 of 6	8 of 8	10 of 11	-	24 of 25 (96%)

Gordon Glade	6 of 6	8 of 8	-	4 of 4	18 of 18 (100%)

Ejnar Knudsen	6 of 6	8 of 8	-	-	14 of 14 (100%)

Thomas Manuel	6 of 6	-	11 of 11	4 of 4	21 of 21 (100%)

Brian Peterson	6 of 6	-	-	4 of 4	10 of 10 (100%)

Alain Treuer	5 of 6	-	11 of 11	4 of 4	20 of 21 (95%)

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board as a whole, or with individual directors, may direct any correspondence to the following address: c/o Corporate Secretary, Green Plains Inc., 1811 Aksarben Drive, Omaha, Nebraska 68106. All communications sent to this address will be shared with the Board, or the Board Chairman or any other specific director, if so addressed.

It is a policy of the Board to encourage, but not require, directors to attend each annual meeting of shareholders. The Board’s attendance allows for direct interaction between shareholders and members of the Board. All of our directors, with the exception of one, attended our 2017 annual meeting of shareholders.

The Board’s Role in Risk Oversight

The Board and each of its committees are involved in overseeing risk associated with our company. In its oversight role, the Board annually reviews our company’s strategic plan, which addresses, among other things, the risks and opportunities facing our company. While the Board has the ultimate oversight responsibility for the risk management process, it has delegated certain risk management oversight responsibilities to the Board committees.

One of the primary purposes of the Audit Committee, as set forth in its charter, is to act on behalf of the Board in fulfilling its responsibilities to oversee company processes for the management of business/financial risk and for compliance with applicable legal, ethical and regulatory requirements. Accordingly, as part of its responsibilities as set forth in its charter, the Audit Committee is charged with (i) inquiring of management and our company’s outside auditors about significant risks and exposures and assessing the steps management has taken or needs to take to minimize such risks and (ii) overseeing our company’s policies with respect to risk assessment and risk management, including the development and maintenance of an internal audit function to provide management and the Audit Committee with ongoing assessments of our company’s risk management processes and internal controls. In connection with these risk oversight responsibilities, the Audit Committee has regular meetings with our company’s management, internal auditors and independent, external auditors.

The Nominating and Governance Committee annually reviews our company’s corporate governance guidelines and their implementation, as well as regularly evaluates new and continuing directors for election to the Board. The Compensation Committee considers risks related to the attraction and retention of talented senior management and other employees as well as risks relating to the design of compensation programs and arrangements. Each committee provides the Board with regular, detailed reports regarding committee meetings and actions. In addition, our company employs an Executive Vice President – Risk who reports directly to our CEO with respect to risk management and provides regular updates and reports to our CEO and Board regarding all of our company’s commodity risk positions.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee, each of which has a charter setting forth its responsibilities. Board members also possess key knowledge and skills as noted in the table below:

Skill	Jim Anderson	Todd Becker	James Crowley	Gene Edwards	Gordon Glade	Wayne Hoovestol	Ejnar Knudsen	Thomas Manuel	Brian Peterson	Alain Treuer
Executive Management	x	x	x	x	x	x	x	x	x	x
Finance / Financial Expert	x	x	x	x	x		x	x		x
Compensation	x	x	x	x		x		x		x
Risk Management	x	x	x	x		x	x	x	x	x
Industry Knowledge	x	x		x	x	x	x	x	x	x
Technology		x		x				x		x
Government Relations	x	x	x	x		x		x
Accounting	x	x	x	x	x		x	x
Legal / Regulatory		x		x				x
International Business	x	x	x				x	x		x
Strategy Development	x	x	x	x		x	x	x		x
Mergers & Acquisitions	x	x	x	x	x	x	x	x		x
Corporate Governance	x	x	x	x	x			x	x	x

The tables which follow set forth committee memberships as of the date of this proxy.

AUDIT COMMITTEE

The Audit Committee, which was established in accordance with section 3(a)(58)(A) of the Exchange Act, currently consists of Messrs. Crowley (Chairman), Anderson, Edwards, Glade and Knudsen, each of whom is independent under the rules of the NASDAQ and the SEC. Mr. Crowley has been determined to be an audit committee financial expert as defined in Rule 407(d)(5) of Regulation S-K. The Audit Committee continued its standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the Audit Committee members and our internal auditors. The Audit Committee also meets directly with our independent auditors. The Audit Committee met eight times during the fiscal year ended December 31, 2017. During each of these meetings, the Audit Committee met directly with our independent auditors.

The function of the Audit Committee, as detailed in its charter and available on the company’s website, is to provide assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices, and the quality and integrity of our financial reports. In doing so, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors and our management.

Please see page 47 of this Proxy Statement for the “Report of the Audit Committee.”

COMPENSATION COMMITTEE

The Compensation Committee currently consists of Messrs. Treuer (Chairman), Anderson, Edwards and Manuel, each of whom is independent under the rules of the NASDAQ and the SEC. The Compensation Committee met 11 times during the fiscal year ended December 31, 2017.

The Compensation Committee establishes our general compensation policy and, except as prohibited by law, may take any and all actions that the Board could take relating to compensation of directors, executive officers, employees and other parties. The Compensation Committee’s role is to (i) evaluate the performance of our executive officers, (ii) set compensation for directors and executive officers, (iii) make recommendations to the Board on adoption of compensation plans and (iv) administer our compensation plans, including choosing performance measures, setting performance targets and evaluating performance, in consultation with the Chief Executive Officer. When evaluating potential compensation adjustments, the Compensation Committee solicits and considers input provided by the Chief Executive Officer relating to the individual performance and contribution to our overall performance by executive officers (other than himself) and other key employees.

As permitted by the Compensation Committee Charter, which is available on the company’s website, the Compensation Committee retained the services of an independent compensation adviser to provide consulting services with respect to the company’s executive compensation program. In December 2017, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its compensation adviser for the remainder of fiscal 2017 and fiscal 2018. Pursuant to the terms of its engagement by the Compensation Committee, in 2017 and early 2018, Meridian provided advice regarding our executive compensation programs in relation to the objectives of those programs and provided information and advice on competitive compensation practices and trends, along with specific views on our executive compensation programs. In its role as the Committee’s independent compensation consultant, representatives of Meridian engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee, providing them with their opinions with respect to the design of current or proposed compensation programs. During fiscal 2017, Meridian reported directly to the Compensation Committee and the Committee retained the sole authority to retain or terminate their services.

Please see page 31 of this Proxy Statement for the “Compensation Committee Report.”

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee currently consists of Messrs. Peterson (Chairman), Glade, Manuel and Treuer, each of whom is independent under the rules of the NASDAQ and the SEC. The Nominating and Governance Committee met four times during the fiscal year ended December 31, 2017.

The function of the Nominating and Governance Committee, as detailed in its charter and available on the company’s website, is to recommend to the Board the slate of director nominees for election to the Board, to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings, and to review and address governance items. The Nominating and Governance Committee has established certain broad qualifications in order to consider a proposed candidate for election to the Board. The Nominating and Governance Committee will also consider such other factors as it deems appropriate to assist in developing a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors include judgment, skill, diversity (such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

Code of Ethics

The Board has adopted a Code of Ethics to which all officers, directors and employees, who for purposes of the Code of Ethics are collectively referred to as employees, are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Ethics requires that all employees avoid conflicts of interest, comply with all laws, rules and regulations, conduct business in an honest and fair manner, and otherwise act with integrity. Employees are required to report any violations of the Code of Ethics and may do so anonymously by contacting https://gpreinc.alertline.com. The Code of Ethics includes specific provisions applicable to the company’s principal executive officer and senior financial officers. The full text of the code of ethics is published on our website in the “Investors – Corporate Governance” section.

The Board also has adopted a Related Party Policy which addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Code of Ethics provides that any transaction or activity in which the company is involved with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person (other than a tenant or employee) sharing the household of an employee of ours, or any entity that is either wholly or substantially owned or controlled by an employee of ours or any of the foregoing persons and any trust of which an employee of ours is a trustee or beneficiary) shall be subject to review and approval by our Audit Committee so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest.

Stock Ownership Guidelines: Prohibition on Short-Term and Speculative Trading and Pledging

The Board has adopted stock ownership guidelines to further align the interests of our non-employee directors and officers with those of our shareholders, by requiring the following minimum investment in company Common Stock:

ROLE	MINIMUM OWNERSHIP
Chief Executive Officer	6x base salary
Chief Operating Officer and Chief Financial Officer	4x base salary
All other NEO’s	3x base salary
Non-Employee Directors	5x annual cash retainer

Furthermore, our directors and each officer who is subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, with one director being granted an exception for the pledge of shares.

Compensation Committee Interlocks and Insider Participation

No Compensation Committee member (i) was an officer or employee of GPI, (ii) was formerly an officer of GPI or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended December 31, 2017, we had no “interlocking” relationships in which (i) an executive officer of GPI served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of GPI, (ii) an executive officer of GPI served as a director of another entity, one of whose executive officers served on the Compensation Committee of GPI, or (iii) an executive officer of GPI served as a member of the Compensation Committee of another entity, one of whose executive officers served as a director of GPI.

PROPOSAL 1- ELECTION OF DIRECTORS

Introduction

The Board consists of ten members and is divided into three groups. One group of directors is elected at each annual meeting of shareholders for a three-year term. Each year a different group of directors is elected on a rotating basis. Todd Becker, Thomas Manuel, Brian Peterson and Alain Treuer are up for reelection at the Annual Meeting (to serve until the 2021 annual meeting or until their respective successors shall be elected and qualified). The terms of James Crowley, Gene Edwards and Gordon Glade expire at the 2019 annual meeting. The terms of Jim Anderson, Wayne Hoovestol and Ejnar Knudsen expire at the 2020 annual meeting.

Director Nomination Process

The Board is responsible for approving nominees for election as directors. To assist in this task, the Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board. This committee is comprised solely of independent directors as defined by the rules of the NASDAQ and the SEC.

The Board has a policy of considering director nominees recommended by our shareholders. A shareholder who wishes to recommend a prospective board nominee for the Nominating and Governance Committee’s consideration can write to the Nominating and Governance Committee, c/o Michelle S. Mapes, Corporate Secretary, Green Plains Inc., 1811 Aksarben Drive, Omaha, NE 68106. In addition to considering nominees recommended by shareholders, our Nominating and Governance Committee also considers prospective board nominees recommended by current directors, management and other sources. Our Nominating and Governance Committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.

As part of the nomination process, our Nominating and Governance Committee is responsible for reviewing with the Board periodically the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment includes issues of judgment, diversity, experience and skills. In evaluating prospective nominees, including nominees recommended by shareholders, our Nominating and Governance Committee looks for the following minimum qualifications, qualities and skills:

◾	highest personal and professional ethics, integrity and values;

◾	outstanding achievement in the individual’s personal career;

◾	breadth of experience;

◾	ability to make independent, analytical inquiries;

◾	ability to contribute to a diversity of viewpoints among board members;

◾	willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

◾	ability to represent the total corporate interests of our company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

As set forth above, our Nominating and Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee adopted a policy in 2017 specifically addressing gender diversity whereby it resolved to ensure that when a vacancy arises on the Board, it will ensure the candidate pool always contains at least one diverse candidate specifically with respect to gender. Based on shareholder comments, the Committee is continuing to evaluate additional ways to address gender diversity in particular. The Committee also views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race, national origin and gender.

Shareholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of our bylaws and of Rule 14a-8 promulgated by the SEC. Please see “Additional Information” in this Proxy Statement for more information regarding the procedures for submission by a shareholder of a director nominee or other proposals.

Set forth below is the age, principal occupation and certain other information for each of the nominees for election as a director.

Nominees for Election at the 2018 Annual Meeting

TODD BECKER, 52, who has served as President and Chief Executive Officer since January 2009, was appointed as a director in March 2009. Mr. Becker has also served as President and Chief Executive Officer, as well as a director, of the general partner of Green Plains Partners LP since March 2015. Mr. Becker served as our President and Chief Operating Officer from October 2008 to December 2008. He served as Chief Executive Officer of VBV LLC from May 2007 to October 2008. Mr. Becker was Executive Vice President of Sales and Trading at Global Ethanol from May 2006 to May 2007. Prior to that, he worked for ten years at ConAgra Foods, Inc. in various management positions including Vice President of International Marketing for ConAgra Trade Group and President of ConAgra Grain Canada. Mr. Becker has over 29 years of related experience in various commodity processing businesses, risk management and supply chain management, along with extensive international trading experience in agricultural markets. Mr. Becker served on the board of directors, including its Audit and Compensation Committees, for Hillshire Brands Company from 2012 to 2014. Mr. Becker has a master’s degree in Finance from the Kelley School of Business at Indiana University and a Bachelor of Science degree in Business Administration with a Finance emphasis from the University of Kansas. Mr. Becker is qualified to serve as a director because he provides an insider’s perspective about our business and strategic direction to Board discussions. His extensive commodity experience and leadership make him an essential member of the Board.

THOMAS MANUEL, 71, a director since May 2015, also serves on the Compensation and the Nominating and Governance Committees. Mr. Manuel serves as Chief Executive Officer and Founder of Nu-Tek Food Science LLC, a food ingredients processing company, a position he has held since August 2011. Prior to that, he served as Chief Executive Officer of Aventine Renewable Energy, Inc., an ethanol producer from March 2010 to August 2011. From May 2002 to August 2011, Mr. Manuel served as Managing Director of International Strategy Advisors, LLC, providing transaction advisory services to private equity investors in the agribusiness and food industries. From 1977 until 2002, Mr. Manuel held various senior management positions with ConAgra Foods, Inc. including trading in domestic and international food ingredients, grain and energy, and grain and meat processing of various types. Mr. Manuel has a Bachelor of Science degree in Business Administration from the University of Minnesota. Mr. Manuel is qualified to serve as a director because of his experience in grain, meat and poultry processing, trading, and commodity and energy merchandising, providing a veteran perspective to Board discussions.

BRIAN PETERSON, 54, a director since May 2005, also serves as Chairman of the Nominating and Governance Committee. Mr. Peterson currently serves as President and Chief Executive Officer of Whiskey Creek Enterprises. Mr. Peterson served as our Executive Vice President in charge of site development from 2005 to October 2008. Mr. Peterson was the sole founder and owner of Superior Ethanol LLC, which was acquired by us in 2006. For over twenty years, he has owned and operated grain farming entities which now includes acreages in Iowa, Arkansas and South Dakota. Additionally, he built, owns and operates a cattle feedlot in northwest Iowa. Mr. Peterson has a Bachelor of Science degree in Agricultural Business from Dordt College. In addition, he is an investor in several other ethanol companies. Mr. Peterson is qualified to serve as a director because of his ethanol and grain industry experience, which serves as an important resource to the Board.

ALAIN TREUER, 45, a director since October 2008, who has served as Vice Chairman of the Board since August 2015, also serves on the Nominating and Governance Committee and as Chairman of the Compensation Committee. Mr. Treuer is Chairman and Chief Executive Officer of Tellac Reuert Partners (TRP) SA, a global investment and financial consulting firm. He was appointed as its Chief Executive Officer in 2004 and became Chairman in 2005. Mr. Treuer has also controlled Wilon Holdings S.A. since 2006. Prior to joining TRP SA, he was Chairman of TIGC, a global telecommunications company that he founded in 1992 and sold in 2001. He was originally appointed as a director in 2008 pursuant to a shareholders’ agreement, which is no longer in effect, entered into in connection with our merger with VBV LLC and its subsidiaries. Mr. Treuer has a master’s degree in Business Administration from the Graduate School of Business at Columbia University in New York and a Bachelor of Economics degree from the University of St. Gallen in Switzerland. Mr. Treuer is qualified to serve as a director because his business experiences, combined with his education and global acumen, allow him to provide unique operational insights to the Board.

Set forth below is the age, principal occupation and certain other information for each of our directors not currently up for election.

Continuing Directors with Terms Expiring in 2019

JAMES CROWLEY, 71, a director since October 2008, also serves as Chairman of the Audit Committee. Mr. Crowley has been Chairman and Managing Partner of Old Strategic, LLC since July 2006. His previous experience includes service as Chairman and Managing Partner of Strategic Research Institute, President of Global Investment and Merchant Banking at Prudential Securities, and investment banking at Smith Barney Harris Upham & Co. He currently serves on the board and is Chairman of the Audit Committee of Core Molding Technologies, is on the board of trustees for the National Marine Sanctuary Foundation, and has served on a number of educational and not-for-profit boards. Mr. Crowley has a master’s degree in Business Administration from the Wharton Graduate School of Business at the University of Pennsylvania and a Bachelor of Science degree in Business Administration from Villanova University. He has also completed corporate governance programs at the Harvard Business School, Stanford Graduate Business School, Stanford Law School and Northwestern University. Mr. Crowley is qualified to serve as a director because he possesses the requisite education and business acumen to serve as an audit committee financial expert along with having served on other boards and as an audit committee chairman of another company.

GENE EDWARDS, 61, a director since June 2014, also serves on the Audit and Compensation Committees. Mr. Edwards served as Executive Vice President and Chief Development Officer of Valero Energy Corporation until his retirement in April 2014. He began his 32-year career at Valero as an analyst in Planning and Economics and spent his tenure with Valero in various managerial positions in Planning and Economics, Refinery Operations, Business Development, and Marketing. Mr. Edwards was a key driver in Valero’s entry into the ethanol business and helped the segment become a successful part of its overall business. He served on the board of directors of CST Brands, Inc. from May 2013 to December 2013. Mr. Edwards holds a Bachelor of Science degree in Chemical Engineering from Tulane University and a master’s degree in Business Administration from the University of Texas at San Antonio. Mr. Edwards is qualified to serve as a director because of his extensive energy, including ethanol, industry experience, providing the Board with valued industry experience.

GORDON GLADE, 47, a director since December 2007, also serves on the Audit and the Nominating and Governance Committees. Mr. Glade is currently a shareholder of Amur Equipment Financing (formerly AXIS Capital Inc.), a commercial equipment leasing company, for which he had also served as its President and Chief Executive Officer from 1996 to 2016. In addition, he is a current investor in several other ethanol companies. Mr. Glade also serves as Vice President and a director of the Edgar and Frances Reynolds Foundation, Inc. and as a director of Heartland Agriculture, LLC and the Brunswick State Bank. Mr. Glade has a Bachelor of Science degree in both Accounting and Finance from Texas Christian University. Mr. Glade is qualified to serve as a director because his business experience, including his experience as an investor in other ethanol companies, provides the Board with valuable perspective.

Continuing Directors with Terms Expiring in 2020

JIM ANDERSON, 60, a director since October 2008, also serves on the Audit and Compensation Committees. Mr. Anderson is currently the Chief Executive Officer of Moly-Cop, a position he has held since November 2017. Previously, he served as Managing Director and Operating Partner at CHAMP Private Equity. In addition, he served The Gavilon Group, LLC as its President and Chief Executive Officer from October 2014 until February 2016 as well as its Chief Operating Officer, Fertilizer, since February, 2010. From September 2006 to February 2010, he served as Chief Executive Officer and member of the board of directors at United Malt Holdings, a producer of malt for use in the brewing and distilling industries. Prior to that, beginning in April 2003, Mr. Anderson served as Chief Operating Officer / Executive Vice President of CT Malt, a joint venture between ConAgra Foods, Inc. and Tiger Brands of South Africa. Mr. Anderson’s experience in the agricultural processing and trading business includes serving as Senior Vice President and then President of ConAgra Grain Companies. His career also includes association with the firm Ferruzzi USA and as an Operations Manager for Pillsbury Company. He has also served as a Board Member of the North American Export Grain Association and the National Grain and Feed Association. Mr. Anderson holds a Bachelor of Arts degree with a Finance emphasis from the University of Wisconsin - Platteville. Mr. Anderson is qualified to serve as a director because of his commodity experience and agribusiness knowledge, which provides the Board with a relevant depth of understanding of our operations.

WAYNE HOOVESTOL, 60, a director since March 2006, has served as Chairman of the Board since October 2008. Mr. Hoovestol served as our Chief Operating Officer from January 2007 to February 2007, Chief Executive Officer from February 2007 to December 2008, and Chief Strategy Officer from March 2009 to November 2009. Mr. Hoovestol no longer is an employee of the company. Mr. Hoovestol began operating Hoovestol Inc., a trucking company, in 1978. He is also President of Lone Mountain Truck Leasing, which he founded in 2005. Mr. Hoovestol became involved with the ethanol industry as an investor in 1995, and has served on the boards of two other ethanol companies. Mr. Hoovestol also served on the board of CapSource Financial, Inc., a truck trailer sales and leasing company, from May 2005 to March 2007. Mr. Hoovestol is qualified to serve as a director because of his former leadership as Chief Executive Officer, as well as the business perspective he brings to the Board through his ownership of other entities and investments in other ethanol companies.

EJNAR KNUDSEN, 49, joined the company as a director in May 2016. He also serves on the Audit Committee. Mr. Knudsen is the founder and CEO of AGR Partners, and oversees the firm’s strategy with investments totaling over $400 million in food processors, manufacturers and agribusinesses. From 2009 to 2012, Mr. Knudsen was co-portfolio manager of Passport Capital’s Agriculture Fund. Prior to Passport Capital, Mr. Knudsen served as EVP of Western Milling, a grain and feed milling company that grew from a small California startup to over $1 billion in sales. Mr. Knudsen also spent 10 years with Rabobank, in its New York office, managing a loan portfolio and venture capital investments as well as providing corporate advisory services. Mr. Knudsen is a director of Opal Foods, Icicle Seafoods, Ridley Corp. (RIC.ASX), and Materra Farming. Mr. Knudsen received his B.S. from Cornell University and is a CFA charter holder. Mr. Knudsen is qualified to serve as a director because of his operating company and finance experience, as well as his agribusiness industry network and knowledge, which provides the Board with a relevant depth of understanding of our operations.

Required Vote

To be elected, each nominee for director must receive plurality of all votes cast (assuming a quorum is present) with respect to that nominee’s election. Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” each of the nominees set forth in Proposal 1.

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of March 29, 2018, are as follows. Our executive officers serve at the discretion of the Board.

NAME	AGE	TITLE
Wayne Hoovestol	60	Chairman of the Board
Todd A. Becker	52	President and Chief Executive Officer (and Director)
John W. Neppl	52	Chief Financial Officer
Jeffery S. Briggs	53	Chief Operating Officer and President, Green Plains Ethanol
Michelle S. Mapes	51	Chief Legal and Administration Officer
George P. (Patrich) Simpkins	56	Chief Development Officer
Walter S. Cronin	55	Executive Vice President – Commercial Operations
Mark A. Hudak	58	Executive Vice President – Human Resources
Paul E. Kolomaya	52	Executive Vice President – Commodity Finance
Michael A. Metzler	55	Executive Vice President – Natural Gas & Power
Kenneth M. Simril	52	President – Fleischmann’s Vinegar
Anthony R. Vojslavek	36	Executive Vice President – Risk Management
Jim Anderson (1) (2) (4)	60	Director
James Crowley (1) (4)	71	Director
Gene Edwards (1) (2) (4)	61	Director
Gordon Glade (1) (3)	47	Director
Ejnar Knudsen (1)	49	Director
Thomas Manuel (2) (3)	71	Director
Brian Peterson (3)	54	Director
Alain Treuer (2) (3)	45	Director

1.	Member of the Audit Committee.
2.	Member of the Compensation Committee
3.	Member of the Nominating and Governance Committee.
4.	In accordance with requirements of the SEC and the NASDAQ listing requirements, the Board has designated each as an Audit Committee financial expert.

Biographical information for Todd Becker, who also serves as one of our directors, is provided above in this Proxy Statement. Since March 2015, the majority of our executive officers serve the general partner of GPP in the same capacity as noted below. Under an operational services and secondment agreement, we are reimbursed by GPP for certain compensation of our employees, including executive officers, who serve in management, maintenance and operational functions in support of its operations. Messrs. Briggs and Simpkins have also served as directors of the general partner of GPP since June 2015.

JOHN NEPPL has served as Chief Financial Officer since September 2017. Prior to joining our parent, Mr. Neppl served as Chief Financial Officer of The Gavilon Group, LLC, an agriculture and energy commodities management firm with an extensive global footprint, from June 2008 through February 2016. Previously, Mr. Neppl held senior financial management positions at ConAgra Foods, Inc., including Senior Financial Officer of ConAgra Trade Group and Commercial Products division as well as Assistant Corporate Controller. Prior to ConAgra, Mr. Neppl was Corporate Controller at Guarantee Life Companies. He began his career as an auditor with Deloitte & Touche. Mr. Neppl is a member of the Creighton University Heider College of Business Dean’s Advisory Board, as well as its Accounting Department Advisory Board. In addition, he is on the Board of Directors of Marian High School in Omaha, Nebraska and Chair of its Finance Committee. Mr. Neppl earned his Bachelor of Science degree in business administration with a major in accounting from Creighton University. He is also a certified public accountant (inactive status).

JEFF BRIGGS has served as Chief Operating Officer and President, Green Plains Ethanol and since January 2018 and prior to that as Chief Operating Officer since November 2009. Mr. Briggs served as a consultant to us from July 2009 to November 2009. Prior to his consulting role, he was Founder and General Partner of Frigate Capital, LLC, a private investment partnership investing in small and mid-sized companies, from January 2004 through January 2009. Prior to Frigate, Mr. Briggs spent nearly seven years at Valmont Industries, Inc. as President of the Coatings Division. Prior to Valmont, he acquired and managed an electronic manufacturing company; was Director of Mergers and Acquisitions for Peter Kiewit and Sons; worked for Goldman Sachs in their Equities Division; and served five years as an Officer in the U.S. Navy. Mr. Briggs has a master’s degree in Business Administration from the Harvard Business School and a Bachelor of Science degree in Mechanical Engineering, Thermal and Power Systems from UCLA.

MICHELLE MAPES has served as Chief Legal and Administration Officer since January 2018 and prior to that as Executive Vice President – General Counsel and Corporate Secretary since November 2009. Prior to joining Green Plains in September 2009 as General Counsel, Ms. Mapes was a Partner at Husch Blackwell LLP, where for three years she focused her legal practice nearly exclusively in renewable energy. Prior to that, she was Chief Administrative Officer and General Counsel for HDM Corporation. Ms. Mapes served as Senior Vice President – Corporate Services and General Counsel for Farm Credit Services of America from April 2000 to June 2005. Ms. Mapes holds a Juris Doctorate, a master’s degree in Business Administration and a Bachelor of Science degree in Accounting and Finance, all from the University of Nebraska – Lincoln.

PATRICH SIMPKINS has served as Chief Development Officer since October 2014, also previously servicing as Chief Risk Officer from October 2014 through August 2016. Prior to joining Green Plains in May 2012 as Executive Vice President – Finance and Treasurer, Mr. Simpkins was Managing Partner of GPS Capital Partners, LLC, a capital advisory firm serving global energy and commodity clients. From February 2005 to June 2008, he served as Chief Operating Officer and Chief Financial Officer of SensorLogic, Inc., and as Executive Vice President and Global Chief Risk Officer of TXU Corporation from November 2001 to June 2004. Prior to that, Mr. Simpkins served in senior financial and commercial executive roles with Duke Energy Corporation, Louis Dreyfus Energy, MEAG Power Company and MCI Communications. Mr. Simpkins has a Bachelor of Business Administration degree in Economics and Marketing from the University of Kentucky.

WALTER CRONIN has served as Executive Vice President – Commercial Operations since August 2015. Mr. Cronin served as Chief Investment Officer of Green Plains Asset Management LLC, a wholly owned subsidiary of Green Plains, from November 2011 to August 2015. Mr. Cronin served as Executive Vice President and trading principal of County Cork Asset Management from April 2010 to November 2011, and as a consultant to Bunge Limited from September 2004 to March 2010. Prior to that, he gained over 28 years of commodity trading experience working at a number of firms, including R.J. O’Brien & Associates LLC and Continental Grain Company. Mr. Cronin has a Bachelor of Arts degree from the University of Santa Clara.

MARK HUDAK has served as Executive Vice President – Human Resources since November 2013. Prior to joining Green Plains in January 2013 as Vice President – Human Resources, Mr. Hudak served as Senior Director, Global Human Resources for Bimbo Bakeries from November 2010 to January 2013. Prior to that, Mr. Hudak was Vice President, Global Human Resources / Compliance and Ethics Officer at United Malt Holdings from September 2006 to November 2010. He held several senior level positions at ConAgra Foods, Inc. from December 2000 to September 2006. Mr. Hudak has a Bachelor of Science degree in Business Administration from Bellevue University.

PAUL KOLOMAYA has served as Executive Vice President – Commodity Finance since February 2012. Prior to joining Green Plains in August 2008 as Vice President – Commodity Finance, Mr. Kolomaya was employed by ConAgra Foods, Inc. from March 1997 to August 2008 in a variety of senior finance and accounting capacities, both domestic and international. Prior to that, he was employed by Arthur Andersen & Co. in both the audit and business consulting practices. Mr. Kolomaya holds chartered accountant and certified public accountant certifications and has a Bachelor of Honors Commerce degree from the University of Manitoba.

MICHAEL METZLER has served as Executive Vice President – Natural Gas and Power since November 2015. Prior to joining Green Plains in May 2013 as Senior Vice President and General Manager – Natural Gas and Power, Mr. Metzler was Senior Vice President of Origination and Trading for Tenaska Marketing Ventures, spending nearly 20 years helping to build the company from its start up. Prior to Tenaska, he spent five years with Aquila Energy Marketing as Director of Marketing and Trading. Mr. Metzler holds a Bachelor of Business Administration degree in Management and Marketing from the University of Nebraska - Omaha.

KENNETH SIMRIL has served as President – Fleischmann’s Vinegar since October 2016, a position which he has held since June 2006, prior to the company’s acquisition of Fleischmann’s Vinegar. Ken has an established record of successful venture development, with a career that spans multinationals, start-up’s and private equity backed ventures. He has more than 20 years of experience as a senior-level executive in planning, building and leading start-up ventures, including billion dollar initiatives with various multi-national corporations such as ExxonMobil and Level 3 Communications. Mr. Simril holds a Bachelor’s degree in Engineering from the University of Southern California and a Master’s Degree of Business Administration from Harvard Business School.

ANTHONY VOJSLAVEK has served as Executive Vice President – Risk Management since August 2016. Prior to joining Green Plains, Mr. Vojslavek was employed by The Gavilon Group LLC from November 2010 to August 2016, serving as Chief Risk Officer and Vice President, Senior Director – Risk Management and various other risk management leadership positions. Mr. Vojslavek started his career with ConAgra Foods, working in the Treasury and Risk Solutions group. Mr. Vojslavek earned a master’s degree of Business Administration from Creighton University and a Bachelor of Science degree in Economics from Washington University in St. Louis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE OVERVIEW	16
COMPENSATION PROGRAM OBJECTIVES AND PHILOSOPHY	22
ROLES OF COMPENSATION COMMITTEE, MANAGEMENT AND INDEPENDENT CONSULTANTS	23
USE OF PEER COMPANIES IN SETTING EXECUTIVE COMPENSATION AND MEASURING PERFORMANCE	24
MIX OF SALARY AND INCENTIVE AWARDS (AT TARGET)	25
COMPONENTS OF FISCAL 2017 EXECUTIVE COMPENSATION PROGRAM	26

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our company’s compensation programs and are not statements of management’s expectations or estimates of results or other guidance.

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the Compensation Committee’s approach in deciding fiscal 2017 compensation for our named executive officers (our NEOs):

NAME	TITLE
Todd A. Becker	President and Chief Executive Officer (and Director)
John W. Neppl	Chief Financial Officer
Jerry L. Peters (1)	Former Chief Financial Officer
Kenneth M. Simril	President - Fleischmann’s Vinegar
Jeffrey S. Briggs	Chief Operating Officer and President, Green Plains Ethanol
Carl S. (Steve) Bleyl (2)	Former Executive Vice President – Ethanol Marketing

(1)	Effective September 11, 2017, Mr. Peters retired as Chief Financial Officer.
(2)	Effective December 31, 2017, Mr. Bleyl retired as Executive Vice President – Ethanol Marketing

Executive Overview

RESPONSE TO SAY ON PAY ADVISORY VOTE

At our 2017 annual meeting, 76% of our shareholders approved our say on pay proposal. We were gratified by the passing vote, but recognize that the approval percentage was not at a level we deemed acceptable. As a result, management engaged with two proxy advisory firms and the feedback received was strongly supportive of the changes to our executive compensation program that had been made for 2017. The committee, with input from its independent compensation consultant, further considered the 2017 vote results and current market practices and introduced additional changes for 2018.

The committee and the Board value input from our shareholders and will carefully consider the results of the current say on pay vote, which is the first to fully reflect the changes to the compensation program, and will continue to seek direct feedback from shareholders.

Fiscal 2017 Compensation Program Improvements

In response to the results of previous say on pay votes and shareholder and proxy advisor feedback, our NEO compensation program was significantly amended to enhance alignment between executive compensation and the interests of our shareholders, as follows:

SIGNIFICANT ACTIONS TAKEN IN RESPONSE TO SAY ON PAY VOTES AND INVESTOR FEEDBACK

WHAT WE HEARD	ACTIONS TAKEN	EFFECTIVE STARTING
Special Awards
◾ Special awards should be reserved for limited circumstances

✓  Special awards will only be made to compensate new hires for equity they forfeit at their former employer or for targeted retention for critical and at risk executives. Where special awards are made for retention purposes, they will vest over a longer period of time.

FY 2018
Plan Design
◾ A meaningful portion of the executive officers’ long-term incentive program (LTIP) should vest based on performance

✓  Beginning in 2018, one half of awards to executive officers under the LTIP will be in the form of performance share units (PSUs) which vest based on the attainment of pre-established performance goals.

FY 2018
◾ Market preference toward forward-looking performance measurement for LTIP

✓  We have shifted from a backward-looking/trailing performance measurement to a forward-looking performance measurement for our LTIP, with PSUs earned at the end of a three year performance period based  1⁄2 on total shareholder return relative to a performance peer group and  1⁄2 based on the company’s return on net assets (RONA).

◾ Eliminate excise tax gross-up provisions

✓  Mr. Becker agreed to an amendment to his employment agreement to eliminate the excise tax gross-ups provision regarding change in control benefits that had been in his agreement for a number of years.

◾ Adopt a clawback policy

✓  We adopted a compensation recovery (clawback) policy to allow the Board to recover annual or long-term incentive awards in connection with a material financial restatement resulting from executive misconduct.

◾ Market preference toward consideration of total shareholder return (TSR) in incentive payouts	✓ We granted PSUs, which utilize a relative TSR measure, weighted 50%, to further align our NEOs’ interests with shareholder interests and expectations.
◾ Separate metrics in incentive plans	✓ We adopted separate metrics for our annual incentive bonus and LTIP programs.
◾ Support for financial performance metrics that can be reconciled to peers easily and align pay for performance vs. peer group	✓ We have adopted RONA as a measure for our PSUs, given the importance of our returns to long-term shareholder value creation.
◾ Peer group update	✓ We re-evaluated our peer group to better align with our company following the completion of acquisitions and business evolution and introduced a new performance peer group for use with PSU awards.	FY 2016 and FY 2018
◾ No immediate vesting of equity awards under LTIP

✓  We eliminated the immediate vesting of 25% of equity awards under our LTIP. Restricted share units (RSUs) vest 1/3 on each of the first, second and third anniversaries of the grant date and PSUs, if earned, cliff vest at the end of a three year performance period.

FY 2015
◾ Stock ownership guidelines	✓ We have stock ownership guidelines and we have always prohibited stock pledging, as well as hedging, transactions, unless the Board grants an exception.	FY 2011
CEO Compensation
◾ Concern with level of CEO target and maximum bonus opportunity

Moved towards a more typical compensation mix for 2018, increasing the CEO’s base salary, but maintaining a below market median salary and reducing his target annual incentive to 200% of salary and maximum annual incentive to 2x the target bonus.

Proxy Design
◾ Provide an executive summary in the Proxy Statement and discuss responsiveness to shareholder feedback

✓  We have improved our proxy disclosures by including a proxy summary and an executive summary at the beginning of the Compensation Discussion and Analysis section of the Proxy Statement.

✓  We have expanded disclosures on our shareholder input, practices, governance and ESG matters.

FY 2017

We will continue to solicit shareholder feedback on our executive compensation program by holding an advisory say on pay vote on an annual basis and will take the results of this process into account in evaluating the program and making future compensation decisions for the NEOs.

BEST PRACTICES AND GOOD GOVERNANCE

In addition to the significant changes made in response to the 2017 say on pay vote, the committee also made several other changes to the 2017 and 2018 executive compensation programs after reviewing trends in executive compensation and pay-related governance policies. These changes follow several years of executive compensation program enhancements by the committee as summarized in the table above.

COMPANY PERFORMANCE HIGHLIGHTS

Our Business

Green Plains is an Iowa corporation, founded in June 2004 as an ethanol producer. We have grown through acquisitions of operationally efficient ethanol production facilities and adjacent commodity processing businesses. We are focused on generating stable operating margins through our diversified business segments and risk management strategy. We own and operate assets throughout the ethanol value chain: upstream, with grain handling and storage; through our ethanol production facilities; and downstream, with marketing and distribution services to mitigate commodity price volatility, which differentiates us from companies focused only on ethanol production. Our other businesses, including our partnership, cattle feeding operations and vinegar production, leverage our supply chain, production platform and expertise.

We formed Green Plains Partners LP, a master limited partnership, to be our primary downstream storage and logistics provider since its assets are the principal method of storing and delivering the ethanol we produce. The partnership completed its IPO on July 1, 2015. We own a 62.5% limited partner interest, a 2.0% general partner interest and all of the partnership’s incentive distribution rights. The public owns the remaining 35.5% limited partner interest. The partnership is consolidated in our financial statements.

We group our business activities into the following four operating segments to manage performance:

•	Ethanol Production. Our ethanol production segment includes the production of ethanol, distillers grains and corn oil at 17 ethanol plants in Illinois, Indiana, Iowa, Michigan, Minnesota, Nebraska, Tennessee, Texas and Virginia. At capacity, our facilities are capable of processing approximately 518 million bushels of corn per year and producing approximately 1.5 billion gallons of ethanol, 4.1 million tons of distillers grains and 359 million pounds of industrial grade corn oil, making us the second largest consolidated owner of ethanol plants in North America.

•	Agribusiness and Energy Services. Our agribusiness and energy services segment includes grain procurement, with approximately 59.6 million bushels of grain storage capacity, and our commodity marketing business, which markets, sells and distributes ethanol, distillers grains and corn oil produced at our ethanol plants. We also market ethanol for a third-party producer as well as buy and sell ethanol, distillers grains, corn oil, crude oil, grain, natural gas and other commodities in various markets.

•	Food and Ingredients. Our food and ingredients segment includes four cattle feeding operations with the capacity to support approximately 258,000 head of cattle and grain storage capacity of approximately 9.6 million bushels, Fleischmann’s Vinegar, one of the world’s largest producers of food-grade industrial vinegar, and our food-grade corn oil operations.

•	Partnership. Our master limited partnership provides fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. The partnership’s assets include 39 ethanol storage facilities, eight fuel terminal facilities and approximately 3,500 leased railcars.

2017 Business Highlights

Fiscal 2017 presented a challenging operating environment, as our business continued to experience the impacts of a continued deflationary cycle within the agriculture sector and continued pricing pressure from increased global supplies of grains, proteins and oilseeds. As a result, and primarily due to weak ethanol margins, we did not achieve the EBITDA goal under our short-term incentive plan and our 2017 bonus payouts, which for the NEOs that were employed for the entire year, ranged from 43% to 57% of each NEO’s target bonus.

Despite these challenging operating conditions, we continued to execute on our business strategies by managing commodity price risks, improving operational efficiencies and optimizing market opportunities to create an efficient platform with diversified income streams, as exemplified by the following:

2017 PERFORMANCE HIGHLIGHTS

Key Operating Accomplishments

◾	Net income of $61.1 million, or $1.47 per diluted share.

◾	Produced 1.3 billion gallons of ethanol, a 9.5% increase over 2016.

◾	EBITDA of $154.4 million (see EBITDA reconciliation in the company’s Form 10-K, filed February 14, 2018).

◾	With weaker ethanol margins during fiscal year 2017, we continue to manage our ethanol production and are well poised as both domestic and global demand continues to rise.

Growth Achievements

◾	Completed acquisitions of cattle-feed operations located in Hereford, Texas, Leoti, Kansas and Eckley, Colorado bringing the company’s total capacity to 258,000 head of cattle and making us the 4th largest feedlot operator in the U.S.

◾	Along with our joint-venture partner, Jefferson Gulf Coast Energy Partner’s, commenced commercial operations at the intermodal export and import fuels terminal in Beaumont, Texas.

◾	Entered into a $500 million term loan agreement, which matures on August 29, 2023, to refinance $405 million of existing debt.

◾	Repurchased $6.7 million of the company’s Common Stock pursuant to our stock repurchase program.

Pay for Performance

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance primarily based on the following three factors, which in turn are expected to align executive pay with returns to shareholders over time:

◾	Expansion of our company, both organically and through acquisitions, within the context of the business cycle, as our scale creates the platform for future growth and influences the stability of our company’s earnings;

◾	The company’s return on net assets (RONA); and

◾	The total shareholder return of our company as compared to our Performance Peer Group.

We have diversified our business significantly during the last few years and remain a growth-oriented company focused on creating long-term value for our shareholders. However, deflationary cycles within the global commodity markets can have a significant impact on the price of our Common Stock. As such, we believe that the current best indicator of our long-term performance is TSR versus our Performance Peer Group as well as performance of our RONA against our internal goals set by our Board. The other primary factor in aligning our pay and performance is whether we have remained a growth-oriented company as measured by EBITDA performance for both our ethanol and non-ethanol businesses.

Performance against pre-established EBITDA goals was a key element of our 2017 annual incentive plan. In the last several years, we have used key acquisitions and a joint venture project to transform our platform and build future value through segment and product diversification. Consistent EBITDA growth will result in greater annual incentive plan payouts, while shortfalls in EBITDA will result in below target payouts. As the chart below indicates, our CEO’s total bonus payout is well-aligned with our EBITDA performance.

YEAR	2015	2016	2017
CEO Pay Measure:
Annual Bonus Payout	$1,500	$1,813	$670
% Change		+21%	-63%
Absolute Performance Measure:
EBITDA (non-GAAP)	$127.8	$174.4	$154.4

The following chart details our CEO’s realizable compensation compared to his target compensation for each of the years ended 2015, 2016 and 2017. We believe this chart demonstrates that our CEO’s compensation is, as intended, largely at risk and closely and appropriately linked to performance, including the performance of our stock price.

(1)	Target compensation is defined as (i) base salary, (ii) the target annual incentive opportunity for the year, and (iii) the value as of grant date of RSUs granted during each year.
(2)	Realizable compensation is defined as (i) base salary, (ii) the actual annual incentive earned for the year, and (iii) the value as of December 31, 2017 of RSUs granted during each year. The realizable value of RSUs is based on our closing stock price on December 29, 2017 of $16.85 per share.

The committee believes that our executive compensation program effectively aligns pay with performance based on the key factors discussed above, thereby aligning executive pay with returns to shareholders and creating a growth-oriented, long-term value proposition for our shareholders.

EXECUTIVE COMPENSATION HIGHLIGHTS

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance. A large portion of total direct compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a significant portion of equity. See charts on page 25 for more information regarding the target annual compensation mix for our CEO and other NEO’s.

Ongoing Monitoring of Compensation Best Practices and Programs in a Dynamic Environment—Overview

Our company has undergone diversification in the business over the last several years. As a result, and in response to our 2017 say on pay vote, the committees conducted an in-depth analysis of our compensation and governance practices, including an enhanced shareholder outreach process and a thorough review of all aspects of our compensation strategies and program. This analysis resulted in significant changes to our compensation programs for fiscal 2017 (discussed above under Fiscal 2017 Compensation Program Improvements at page 17). The committee engaged in an ongoing review of our compensation practices and governance policies in 2017, and the solicitation of advice from the committee’s compensation consultant, Meridian Compensation Partners, LLC (Meridian).

Fiscal 2017 Compensation Actions at a Glance

The following summarizes the key compensation decisions for the NEOs for fiscal 2017:

☐	Base salary: The annual rate of base salary for Mr. Becker and the other NEOs was not adjusted for 2017. However, Mr. Becker’s salary was increased for 2018 and his target annual incentive was correspondingly decreased, to maintain his target cash compensation at the same level as in 2017.

☐	Annual Incentive Bonus: For fiscal 2017, the Compensation Committee awarded annual bonuses, for the NEOs that were employed for the entire year, ranging from 43% to 57% of each NEOs target bonus. See the section entitled Annual Incentive Compensation for a complete discussion of our performance measures, targets and performance for 2017 and annual bonuses awarded by the Committee for the year.

☐	Long-Term Incentive Awards: As part of the significant changes made to our executive compensation program for 2017 and beyond, we shifted from a backward-looking/trailing performance measurement to a forward-looking performance measurement for our LTIP. Accordingly, we discontinued our historical practice of issuing solely service-based RSUs based on trailing performance, and instead, in early 2018, each of the NEOs was granted a combination of PSUs and RSUs. 50% of each officer’s 2018 award opportunity was granted in PSUs and RSUs, respectively.

These compensation decisions are discussed in more detail in this Compensation Discussion and Analysis and shown in the Summary Compensation Table and Grants of Plan-Based Awards Table that follows.

The Incentive Plan

The Incentive Plan advances our pay-for-performance philosophy by providing participants under the Incentive Plan with annual bonus incentive opportunities linked to the achievement of specific performance goals. The Incentive Plan is designed to:

•	Reinforce the company’s goal-setting and strategic planning process;
•	Recognize the efforts of its management in achievement objectives; and
•	Aid in attracting and retaining competent management, thus ensuring the long-range success of the company.

In the first quarter of each year, the Compensation Committee sets objective performance measures for the company as a whole and establishes corresponding performance goals for each participant under the Incentive Plan, including our NEOs. In structuring the performance measures and goals, the Compensation Committee sets targets for achieving those goals:

•	Minimum threshold before any annual performance bonus can be earned;
•	Target award dollar amount to incentivize a specific desired performance level; and
•	Maximum goal which sets an appropriate limit on the potential annual performance bonus that can be earned.

After the end of the fiscal year, the Compensation Committee determines whether the performance goals have been attained and approves any cash payment amount based upon the level of achievement of the annual performance goals. The Compensation Committee also evaluates each executive’s performance for the year and determines their overall cash performance bonus based on an assessment of their performance.

Chief Executive Officer (CEO)

The Board of Directors and Compensation Committee considers the CEO’s performance and accomplishments in the areas of business development, mergers & acquisitions, management succession, development and retention of senior management, leadership, and achievement of financial and operational objectives.

The Board and Compensation Committee have established the following objectives:

•	Leadership and company strategy;
•	Business performance and development;
•	Accomplishment of strategic objectives;
•	Commitment to development of management;
•	Growth initiatives; and
•	Financial and operational objectives.

The Board and Compensation Committee determined the CEO met the aforementioned objectives with the following accomplishments.

•	Green Plains had a strong operational performance in a difficult and volatile market and maximized its opportunities in terms of revenue growth and shareholder value for the year ending December 31, 2017;
•	Effective and strong leadership through communication and visibility with employee town hall meetings, investor conferences, customer functions, government regulations activities, and ongoing relationships with the Board on matters impacting Green Plains;
•	Continued the growth platform with additional activities around acquisitions;
•	Continue to drive a first class Health and Safety platform. GPI continues to be recognized as a leader in its industry;
•	Strengthened initiatives toward talent development of senior management, succession planning, and leadership development programs; and
•	Communicated regularly with the Boards of GPI and GPP and kept them advised of any related issues.

Chief Financial Officer (CFO)

The Board and Compensation Committee determined the CFO met the aforementioned objectives with the following accomplishments.

•	Working with the senior leadership team, assisted in due diligence review of potential; acquisition targets, structuring of business, GPP Conflict Committee review, purchase agreement issues and integration;
•	Completed a convertible note issuance to provide funding for the acquisitions completed. Coordinated underwriter selection, marketing, rating agency review, pricing and accounting. Also, closed a combined term/revolver loan for Fleischmann’s, a renewal of the GP Grain revolver, at lower pricing, and an upsizing of GPP’s revolver;
•	Managed balance sheet through a year of soft margins, providing the Board with financing alternatives under various dynamic scenarios. Maintained open communication with rating agencies to hold GPI’s current debt ratings in an environment with a very difficult first-half outlook and the significant acquisition activity;
•	Managed all SEC filings to maintain compliance with regulations, including filing annual Proxy Statement, new shelf registrations for GPP and GPI, responding to SEC comment letter and completing Form 8K pro forma financial statements;
•	Maintained an active investor relations program for GPI and GPP. Coordinated proactive responses to industry issues, earnings reports, financial strategy questions and segment reporting; and

•	Evaluating possible acquisition of potential assets. Advised on structure, diligence, and valuation issues. Project was not completed based on our valuation and structuring concerns.

Chief Operating Officer (COO)

The Board and Compensation Committee determined the COO met the aforementioned objectives with the following accomplishments.

•	Target expansion projects and minimize capital expenditures to free cash flow as directed by the Board;
•	Continue to evaluate a high level growth project and support all diligence required. Evaluate production run rates and analyze capacity situation. Drive evaluation of protein opportunities;
•	Enhance farmer customer opportunities and leverage the Syngenta Enogen program;
•	Focus on yield enhancements and repair and maintenance cost evaluations. Lower cost production with repair and maintenance investment; and
•	Improve Environmental Health and Safety, Process Safety Management, and focus on U.S. Department of Transportation support. Improve internal reporting and training.

President Fleischmann’s Vinegar

The Board and Compensation Committee determined the President of Fleischmann’s Vinegar met the aforementioned objectives with the following accomplishments.

•	Drive financial performance, increase volume and increase selling price along with EBITDA;
•	Enhance east coast supply chain for apple cider customers;
•	Target operating cost reductions. Rail siding project, rail vs. truck initiative, and expected savings in lowering ethanol delivery costs;
•	Negotiated two-year supply agreement with large customer and created an exclusive supplier arrangement;
•	Initiated the outsourcing of vinegar production, reviewing contractual and logistical matters; and
•	Continue to pursue growth opportunities via organic and acquisitions.

EVP Ethanol Marketing

The Board and Compensation Committee determined the EVP Ethanol Marketing met the aforementioned objectives with the following accomplishments.

•	Continue to develop a stronger marketing brand;
•	Continue to develop sales and customer relationships both domestically and internationally;
•	Expand trucking business, truck rack ethanol opportunities as well as created new truck cartage lanes;
•	Export ethanol opportunities, terminal and gulf business plan; and
•	Staff development and succession planning.

Compensation Program Objectives and Philosophy

The committee has designed our executive compensation program to serve several key objectives:

◾	attract and retain superior employees in key positions, with compensation opportunities that are competitive relative to the compensation paid to executives at companies similar to us by generally setting target levels of annual total direct compensation opportunity for the NEOs within a competitive range of the median of our Pay Levels Peer Group;

◾	reward the achievement of specific annual, long-term and strategic goals; and

◾	align the interests of our NEOs with those of our shareholders by placing a significant portion of total direct compensation at risk (90% for our CEO for 2017), and rewarding performance that exceeds that of our peer companies, through the use of equity-based LTIP awards and a share ownership and retention policy, with the ultimate objective of improving shareholder value over time.

In the chart below, we have summarized how the executive compensation program supports these executive compensation program objectives.

OBJECTIVE	PROGRAM DESIGN
Attract and retain superior employees in key positions, with compensation opportunities that are competitive relative to the compensation offered to similarly-situated executives at companies similar to us.

◾Designedthe executive compensation program to provide a mix of base salary, target annual cash incentive awards and target LTIP award values that are aligned with the program’s principles and objectives and are competitive with the target compensation levels offered by our Pay Levels Peer Group.

Reward the achievement of specific annual, long-term and strategic goals.

◾Provided,approximately 90% of CEO 2017 annual target total compensation in incentive compensation and on average, approximately 66% of all other NEO’s annual target compensation in incentive compensation.

◾Providedsufficiently challenging upside opportunities on annual and long-term incentive compensation for exceeding target goals, balanced with reductions from target opportunities for performance below target goals.

◾Tiedpayouts under the annual incentive plan to key financial objectives, as well as strategic, operational and individual performance, to focus executives on areas over which they have the most direct impact, while continuing to motivate decision-making that is in the best interests of our company as a whole.

◾Basedannual incentive awards primarily on quantifiable performance goals established by the committee at the beginning of the fiscal year, with payouts determined after the committee reviews and certifies performance results.

◾PSUsgranted as part of LTIP are tied to three-year, forward looking performance with vesting based on actual performance measured against RONA and relative total shareholder return goals established at the beginning of the performance period.

Align the interests of our NEOs with those of our shareholders by rewarding performance that exceeds that of our peer companies, through the use of equity-based awards and a share ownership and retention policy, with the ultimate objective of improving shareholder value over time.

◾Tiedpayout of PSUs granted to our NEOs as part of LTIP to three-year, forward-looking performance based on RONA and total shareholder return relative to our Performance Peer Group.

◾Robuststock ownership guidelines.

ROLES OF COMPENSATION COMMITTEE, MANAGEMENT AND INDEPENDENT CONSULTANTS

Compensation Committee

The committee has primary responsibility for overseeing our executive compensation program. The Board appoints the members of the committee. Each member of the committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Additionally, the Board has determined that each member of the committee meets the applicable requirements for independence established by applicable SEC rules and the listing standards of the NASDAQ. The committee:

◾	oversees our various compensation plans and programs and makes appropriate design decisions;

◾	retains responsibility for monitoring our executive compensation plans and programs to ensure that they continue to adhere to our company’s compensation philosophy and objectives; and

◾	determines the appropriate compensation levels for all executives, including the NEOs.

The committee meets on a regular basis and has an executive session without members of management present at each regular committee meeting. The committee’s duties and responsibilities are described in its charter, which can be found on our website at http://investor.gpreinc.com/corporate-governance.cfm. The committee and the Board periodically review and, as appropriate, revise the charter.

As provided by its charter and discussed in greater detail below, the committee engages an independent compensation consultant to advise it on the design of our executive compensation program. The committee engaged Meridian to advise it in connection with the 2017 executive compensation program and 2018 design. To determine the appropriate compensation levels, the committee considers, in conjunction with recommendations from its independent compensation consultant:

◾	Total compensation paid to the NEOs;

◾	Our company’s long-term and short-term strategic and financial objectives;

◾	Our company’s performance, the industry in which we operate, the current operating environment, our relative total shareholder return performance and market compensation for similarly-situated executives; and

◾	How to balance short-term and long-term compensation to provide fair near-term compensation, to align executive pay with long-term shareholder value, and to avoid structures that would encourage excessive risk taking.

The committee periodically reviews our executive compensation program to ensure that it remains competitive and provides the proper balance between cash and equity, and between short-term and long-term incentive compensation. The committee’s regular analysis and refinement of the compensation program ensures continuing alignment of the elements of the compensation program with our company’s business strategy and shareholder interests. During this process, the committee:

◾	Evaluates the design of our compensation program to align pay and performance;

◾	Evaluates the executive compensation policies to ensure a continued nexus between executive compensation and the creation of shareholder value;

◾	Seeks to ensure that our company’s compensation programs remain competitive, including comparing the total direct compensation paid by our company with that of our Peer Group;

◾	Considers feedback received from our shareholders;

◾	Consults as needed with its independent compensation consultant to review and refine the elements of our compensation programs to ensure that our executive compensation meets our stated objectives and is consistent with the company’s compensation philosophy; and

◾	Takes into consideration appropriate corporate acquisitions, if any, and the resulting impact on the size and complexity of our company’s business.

In addition to its responsibilities for executive compensation plans and programs, the committee also evaluates and makes recommendations to the Board regarding our management and director compensation plans, policies and programs, and reviews benefit plans for management and other employees.

Role of Chief Executive Officer

The committee evaluates the performance of the Chief Executive Officer who, in turn, on an annual basis, reviews the performance of his direct reports, which include each of the NEOs other than himself. The Chief Executive Officer presents his conclusions and recommendations with respect to performance and pay, including recommendations with respect to base salary adjustments and incentive award amounts, to the committee. The committee considers this information and then exercises its judgment in adopting or modifying any recommended adjustments or awards to be made to the NEOs.

Use of an Independent Compensation Consultant

The Compensation Committee’s charter allows the committee to engage an independent compensation consultant to advise the committee on the design of our executive compensation. For fiscal 2017, the committee engaged Meridian, an independent executive compensation consulting firm, to provide advice to the committee on various factors relating to the development of our 2017 executive compensation program and 2018 design.

Meridian is engaged directly by, and is fully accountable to, the committee. The committee has determined, that Meridian is independent based on the independence factors provided by the SEC and the NASDAQ.

Use of Peer Companies in Setting Executive Compensation and Measuring Performance

Purpose

The committee uses peer groups for the following purposes:

◾	To assess executive compensation opportunities (the “Pay Levels Peer Group”); and

◾	Beginning with the 2018 LTI awards, to assess the company’s long-term performance, and in particular, to assess relative total shareholder return for purposes of determining payouts for a portion of the PSU awards (the “Performance Peer Group”).

As discussed in more detail below, our company has a unique product offering that makes it difficult to establish a group of peer companies for evaluating the competitiveness of our NEOs’ compensation opportunities and for measuring our relative business performance. In particular, it is challenging to identify appropriate peers for our business performance among companies in our S&P 8-digit and 6-digit Global Industry Classification Standard (GICS) codes, as many of the companies in those GICS codes that are of roughly similar size manufacture, market, and distribute food for human consumption. These companies typically use agricultural commodities as ingredients in their products, and as a result these companies would typically experience reduced performance when these commodity prices rise. In contrast, our products are not generally for human consumption and our product prices generally track the performance of an identified group of agricultural commodities. As those agricultural commodities prices rise, our financial performance will generally improve, and conversely, as those commodities prices fall, our financial performance will generally be negatively impacted. As a result, our company tends to operate in opposite economic cycles from many of the other food or agricultural-related companies in our general GICS codes.

The Compensation Committee, in consultation with its former consultant Pearl Meyer & Partners, LLC (Pearl Meyer), selected companies for the Peer Group that have one or more of the following characteristics: (i) similar in size and financial performance to us, (ii) within a relevant industry group (including companies engaged in the production of ethanol, alternative fuels or gasoline oxygenates as well as the marketing and distribution of such fuels and companies engaged in the production of agriculture products), (iii) considered competitors to us according to analysts and advisory firms and other selection criteria. The composition of the peer group is periodically reviewed and, if appropriate, updated to ensure continued relevancy and to account for mergers, acquisitions, divestures or other business-related changes that may occur. The following companies comprised the peer group for 2017:

Alon USA Energy, Inc. / The Andersons, Inc. / Calumet Specialty Products Partners, L.P. / CVR Energy, Inc. / Darling Ingredients Inc. / Delek US Holdings, Inc. / Denbury Resources Inc. / H.B. Fuller Company / Koppers Holdings Inc. / Methanex Corporation / Renewable Energy Group, Inc. / SM Energy Company/ Whiting Petroleum Corporation

The committee believes that it is appropriate to use companies that are generally similar in size to our company for pay comparisons. For performance comparisons, however, the committee believes it is appropriate to use a broader peer group that is not limited by size or location to set the standards for long-term incentive plan performance, as company size and location do not materially influence performance comparisons. Although the committee is referencing two different peer groups, there is a substantial overlap of companies in the two peer groups.

The committee uses competitive pay information derived from the Pay Levels Peer Group to generally inform its compensation decisions, but does not formulaically benchmark based on this data. The committee generally sets target levels of annual total direct compensation for the NEOs within a competitive range of the market median at the Pay Levels Peer Group. The committee considers each executive’s experience, responsibilities, performance and internal equity when setting compensation opportunities. Where company performance is strong, executives have the opportunity to earn above median compensation. Where company performance is weaker, compensation will be below the market median.

Performance Peer Group

To better reflect the company’s operating segments of Feed, Food, and Fuel and the companies we compete with for employee talent and capital, the Performance Peer Group was established for purposes of evaluating our performance under the company’s incentive programs. In selecting the Performance Peer Group constituents, which are summarized in the table below, the Committee considered the following criteria: (i) industry, (ii) business operations similar to those of the company, focused on Feed, Food, and/or Fuel, (iii) the extent to which operations were global, (iv) company size, as measured by revenues and market capitalization, and (v) availability of publicly-disclosed financial information.

Anadarko Petroleum	The Andersons	Apache Corporation	Archer-Daniels-Midland Company
Bunge Limited	Carrizo Oil & Gas	Concho Resources	ConocoPhillips
Darling Ingredients	Delek US Holdings	Devon Energy	Energen Corporation
EOG Resources Inc.	Forum Energy Technologies, Inc.	Halliburton Company	Helmerich & Payne
Hess Corporation	Marathon Oil	Matador Resources	Methanex Corp.
MGP Ingredients	Murphy Oil	Nabors Industries	Noble Energy, Inc.
Oasis Petroleum Inc.	Pacific Ethanol, Inc.	Patterson-UTI Energy	Renewable Energy Group
REX American Resources	SM Energy	SunOpta Inc.	Superior Energy Services
Valero Energy	Westlake Chemical	Whiting Petroleum	WPX Energy, Inc.

Mix of Salary and Incentive Awards (at Target)

The following charts illustrate the mix of total direct compensation elements for our NEOs at target performance, excluding our former Chief Financial Officer who retired during fiscal 2017. These charts demonstrate our executive compensation program’s focus on variable, performance driven cash and equity-based compensation, a large portion of which is “at-risk” through long-term equity awards and annual cash incentive awards.

Components of Fiscal 2017 Executive Compensation Program

BASE SALARY

Our company provides NEOs with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for NEOs are determined for each executive based on his position and responsibility by using market data supplied by the committee’s independent compensation consultant. Base salary is designed to be competitive when compared with the Pay Levels Peer Group. The committee periodically reviews base salaries of senior executives, including the NEOs, to determine if adjustment is necessary based on competitive practices and economic conditions. Base salary for senior executives will also be reviewed and adjustment may be made based on individual performance and the individual’s skills, experience and background.

The chart below summarizes the annual base salary of our NEOs for fiscal 2017 and 2016.

EXECUTIVE	FISCAL 2016 ANNUAL SALARY	FISCAL 2017 ANNUAL SALARY	PERCENTAGE INCREASE
Mr. Becker	$ 525,000	$ 525,000	0%
Mr. Neppl (1)	-	$ 400,000	NA
Mr. Peters (2)	$ 343,750	$ 350,000	2%
Mr. Simril (3)	-	$ 350,000	NA
Mr. Briggs	$ 343,750	$ 350,000	2%
Mr. Bleyl (4)	$ 293,750	$ 300,000	2%

(1)	Mr. Neppl’s employment began on September 11, 2017.
(2)	Mr. Peters retired as Chief Financial Officer on September 11, 2017, however is included as a NEO given his role.
(3)	Mr. Simril is the President of Fleischmann’s Vinegar, which was acquired on October 3, 2016.
(4)	Mr. Bleyl retired as Executive Vice President – Ethanol Marketing on December 31, 2017.

ANNUAL INCENTIVE COMPENSATION

Overview

To motivate performance, each of our NEOs was provided with an annual incentive award opportunity for fiscal 2017. The range of award payouts that an executive could earn, as well as the performance goals, were established in early 2017.

We use incentive compensation in the form of annual bonuses to reinforce performance-based objectives and retain key personnel. The Compensation Committee established the Umbrella STIP, which was approved by shareholders at the 2014 annual meeting. As required by and working within the parameters of the Umbrella STIP, the Compensation Committee set specific 2017 operational performance goals. The Umbrella STIP, effective January 1, 2014, limits individual annual incentive bonuses to no more than $10 million and eligible executives’ incentive bonuses, as a pool, to no more than 6% of EBITDA, with each participating executive’s share of the pool defined by the Umbrella STIP, 60% for the Chief Executive Officer and 10% for each other eligible executive, subject to reduction by the Compensation Committee. With 2017 EBITDA of $154,370,000, the maximum amount of the eligible pool was $15,437,000, of which the Chief Executive Officer would be eligible for a maximum of $9,262,200 and each other named executive officer would be eligible for a maximum of $1,543,700. The Umbrella STIP provides that certain specified employees may be awarded cash bonuses by the Compensation Committee upon meeting certain additional specified performance goals or other performance criteria as determined by the Compensation Committee. The performance goals under the Umbrella STIP were established by the Compensation Committee within the first 90 days of 2017. Each current employee who is also an executive officer participates in the Umbrella STIP.

Annual Incentive Award Opportunities

In early 2017, the Compensation Committee established target annual incentive award opportunities for the NEOs for 2017, as summarized in the table below:

Fiscal 2017 Target Bonus Opportunities

Executive	Target Cash Bonus as a Percent of Base Salary	Potential Award Range as a Percent of Base Salary
Mr. Becker	300%	0 - 600%
Mr. Neppl (1)	80%	0 - 200%
Mr. Peters (2)	80%	0 - 200%
Mr. Simril	80%	0 - 200%
Mr. Briggs	80%	0 - 200%
Mr. Bleyl (3)	80%	0 - 200%

(1)	Mr. Neppl’s employment began on September 11, 2017.
(2)	Mr. Peters retired as Chief Financial Officer on September 11, 2017.
(3)	Mr. Bleyl retired as Executive Vice President – Ethanol Marketing on December 31, 2017.

Annual Incentive Award Formula

In early 2017, the Compensation Committee approved the following performance measures and goals for use in determining payouts under the 2017 annual incentive program. Points are awarded for each measure and a minimum level of aggregate performance (40 points) is required in order for executive officers to be eligible for a bonus payout under the annual incentive program:

Objective (1)	Weighting (i.e., Potential Points)	Threshold (20% of Points)	Target (100% of Points)	Maximum (150% to 250% of Points) (2)
Ethanol EBITDA	45%	$59 million	$82 million	$118 million
Non- Ethanol EBITDA	20%	$30 million	$85 million	$154 million
RONA	10%	1%	5%	9%
Plant Safety	5%	66-72 points	80-86 points	94-100 Points
Individual Performance and Committee Discretion	20%	N/A	N/A	N/A

(1)	The plant safety goal is comprised of 11 different safety metrics inclusive of lost time, timeliness of incident reporting, safety training, completion of safety drills, environmental plan review and training, environmental incident, third party audit close outs, process safety management (PSM) compliance, development of standard operating procedures (SOPs), for maintenance, and for rail, SOP training, other on the job training requirements and compliance with the Food Safety modernization Act.
(2)	Maximum potential points awarded for each measure (as a % of the weighting at target) is 150% for safety, 200% for RONA and Individual Performance/Committee Discretion and 250% for Ethanol and Non-Ethanol EBITDA.

If performance falls between the specified performance levels, the number of points earned will be determined using a straight-line interpolation.

The performance levels, aggregate performance required to earn a payout at each level and corresponding payouts for the NEOs are summarized in the table below:

	Payout as a % of the Target Bonus
Level of Attainment	CEO	Other NEOs
Threshold (at or above 40 points)	66.7%	62.5%
Target (at or above 80 points)	100%	100%
Maximum (at or above 120 points)	200%	250%

Determination of Payouts

Following the end of 2017, the Compensation Committee assessed the company’s performance on the three financial measures and plant safety, and determined that the minimum level of performance required to earn a payout for the year would not be attained without awarding a payout for individual performance. In light of the company’s financial results, the Committee elected to award no points for individual performance, resulting in no payout under the Annual Incentive Program for 2017.

Objective	Weighting (i.e., Potential Points)	Threshold (20% of Points)	Target (100% of Points)	Maximum (150% to 250% of Points)[1]	Actual Performance[2]	Points Earned
Ethanol EBITDA	45%	$59 million	$82 million	$118 million	$49.9 million	0
Non- Ethanol EBITDA	20%	$30 million	$85 million	$154 million	$147.1 million	19
RONA	10%	1%	5%	9%	2.26%	3.5
Plant Safety	5%	66-72 points	80-86 points	94-100 Points	95 points	7.5
Individual Performance and Committee Discretion	20%	N/A	N/A	N/A	N/A	0
Total						30.0

(1)	Maximum potential points awarded for each measure (as a % of the weighting at target) is 150% for safety, 200% for RONA and Individual Performance/Committee Discretion and 250% for Ethanol and Non-Ethanol EBITDA.
(2)	EBITDA calculation for payout determination excludes certain corporate selling, general and administrative costs.

Instead, the Compensation Committee determined, after consultation with its independent compensation consultant, that based on the achievement of 30 points with respect to the three financial measures and plant safety, and the NEOs’ contributions and achievement of their individual objectives as described on pages 22 and 23 above, to award a discretionary bonus, which for the NEOs that were employed for the entire year, ranged from 43% to 57% of each NEO’s 2017 target bonus, as illustrated in the table below:

EXECUTIVE	FISCAL 2017 TARGET BONUS OPPORTUNITY	2017 BONUS	PAYOUT AS A PERCENT OF TARGET
Mr. Becker	$1,575,000	$670,000	42.5%
Mr. Neppl (1)	$106,667	$85,000	79.7%
Mr. Peters (2)	$210,000	$78,750	37.5%
Mr. Simril	$280,000	$132,500	47.3%
Mr. Briggs	$280,000	$160,000	57.1%
Mr. Bleyl (3)	$240,000	$0	0%

(1)	Mr. Neppl’s employment began on September 11, 2017. Amount above reflects his pro-rated target bonus for the year.
(2)	Mr. Peters retired as Chief Financial Officer on September 11, 2017. Amount above reflects his pro-rated target bonus for the year.
(3)	Mr. Bleyl retired as Executive Vice President – Ethanol Marketing on December 31, 2017.

With respect to the NEOs that were employed for all of 2017, the bonuses awarded were less than their threshold payout under the annual incentive program. Notably, in the case of our Chief Executive Officer, the annual bonus awarded (42.5% of his target bonus) is significantly below the payout that would have been earned for threshold performance under the annual incentive program for 2017 (i.e., 66.7% of his target bonus) and significantly below his 2016 annual bonus. The Committee also believes that the 2017 bonuses properly reflect the company’s performance and each executive’s contributions during the year and are consistent with our compensation philosophy and objectives.

Other Bonus Plans

During 2017, in connection with the acquisition of Fleischmann’s Vinegar Company on October 3, 2016 and pursuant to his employment agreement, Mr. Simril continued to participate in the Fleischmann’s Vinegar Company’s annual bonus plan for its fiscal year ending June 30, 2017. Mr. Simril’s payout under this predecessor plan, as negotiated at the time of purchase, was based 60% on the achievement of Fleischmann’s EBITDA goals for the fiscal year ended June 30, 2017 and 40% on individual performance objectives.

Following the end of Fleischmann’s fiscal year, the Compensation Committee evaluated EBITDA relative to the pre-established goals. It was determined that Fleischmann’s EBITDA as well as Mr. Simril’s individual performance objectives exceeded the target performance goal for fiscal 2017. Accordingly, Mr. Simril was paid a bonus in October 2017 under the Fleischmann annual bonus plan in the amount of $990,000.

LONG-TERM INCENTIVE COMPENSATION

Overview

Each of our NEOs was provided with long-term incentive award opportunities for fiscal 2017 that were tied to our performance. The principal objectives of the LTIP are to (i) motivate our NEOs to drive sustained long-term shareholder value creation, (ii) grant award opportunities that are based on the competitive market, but then adjusted for our performance, and (iii) provide the NEOs with equity ownership opportunities that will further enhance their alignment with our shareholders’ interests. The Committee believes that providing long-term equity-based awards incentivizes executives to balance short- and long-term decisions, which helps to mitigate excessive risk-taking by our executives.

Grants are generally made in the first quarter of each year; however, in limited, special situations, equity awards may be granted at other times to attract new executives and to retain existing executives. One such special award was granted to Mr. Neppl during 2017, when he joined the company.

Fiscal 2017 Long-Term Incentive Awards

Long-term incentive awards were granted by the Compensation Committee to the NEOs in early 2017. In determining these awards, the Committee considered the company’s performance in 2016, focusing primarily on the achievement of annual EBITDA targets, each NEO’s accomplishments compared with their goals for the year, competitive market data for each executive and an evaluation of each executive’s total compensation for 2016. Based on our 2016 financial performance, individual performance evaluations and competitive pay data, RSU awards were granted to the NEOs in March 2017 for 2016 performance, which are summarized in the chart below.

EXECUTIVE	NUMBER OF RSUs	GRANT DATE VALUE	AWARD AS A % OF BASE SALARY
Mr. Becker	132,610	$3,222,400	614%
Mr. Neppl (1)	32,172	$600,000	150%
Mr. Peters (2)	-	-	NA
Mr. Simril	-	-	NA
Mr. Briggs	23,797	$578,261	165%
Mr. Bleyl (3)	17,778	$432,000	144%

(1)	Mr. Neppl’s employment began on September 11, 2017. Represents the RSU award granted in connection with his offer of employment.
(2)	Mr. Peters retired as Chief Financial Officer on September 11, 2017.
(3)	Mr. Bleyl retired as Executive Vice President – Ethanol Marketing on December 31, 2017.

Changes to the LTI Program

After reviewing trends in executive compensation and pay-related governance policies and in response to the results of our 2017 say on pay vote, the Committee made the following changes to the company’s LTIP, beginning with the 2018 annual awards:

◾	As illustrated in the chart below, a shift was made from granting solely service-based RSUs based on an assessment of the prior-year’s results to annual grants of (i) PSUs tied to three-year, forward-looking performance (based 50% on average annual RONA and 50% on total shareholder return relative to our Performance Peer Group) and (ii) service-based RSUs that vest 33-1/3% on the 1st, 2nd and 3rd anniversaries of grant with one-half of opportunity granted in PSUs and RSUs, respectively.

	Year 1	Year 2	Year 3	Year 4
RSUs	Grant	1/3 Vests	1/3 Vests	1/3 Vests
PSUs	Performance Period			Earned

◾	The performance levels and corresponding payouts established for RONA and TSR with respect to the 2018 PSU awards are summarized in the table below.

Performance Level	Payout % of Target Number of PSUs Earned
Maximum	150%
Target	100%
Threshold	50%
Below Threshold	0%

If performance falls between the specified performance levels, payouts will be determined using straight-line interpolation.

RONA was selected as a performance measure for PSU awards as strong RONA is very important to our sustained financial success and TSR was selected to further link executive officers’ compensation to shareholder returns and drive shareholder value creation.

The Compensation Committee views these modifications to be aligned with the objectives of motivating and rewarding executives for performance on key long-term measures, while also promoting retention of executive talent.

Additional detail with respect to the design of PSUs is provided below. Information regarding the value and number of PSUs and RSUs granted to the NEOs that were employed on March 15, 2018 will be disclosed in the 2019 Proxy Statement in accordance with SEC disclosure rules.

Performance Share Unit Awards. PSUs are tied to our company’s long-term performance to ensure that our NEOs’ compensation is directly linked to the achievement of sustained long-term operating performance and stock price performance. Reflective of the desire to balance prudent use of capital and returns to our shareholders, the committee has determined that awards will be earned based on a combination of our average annual RONA for a three-year, performance period and our TSR relative to the Performance Peer Group (described on page 25 of the proxy) over the same period. The performance goals for the portion of the award tied to relative TSR is as follows:

Performance Level	Performance Goals	Payout % of Target Number of PSUs Earned
Maximum	80th Percentile or Higher	150%
Target	55th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	Below 25th Percentile	0%

Dividend equivalents on PSUs will be accrued and paid in company stock at the same time as PSUs are settled, but only if and to the extent PSUs are earned.

RETIREMENT BENEFITS AND PERQUISITES

Retirement Benefits

Our company offers a 401(k) plan to all of its eligible U.S.-based salaried employees. The 401(k) plan includes an employer contribution ranging from 1% of a participant’s base salary, and a matching contribution of 100% of a participant’s contributions up to 4% of a participant’s base salary.

We do not provide special or supplemental retirement benefits to our NEOs.

Perquisites and Other Personal Benefits

The company provides limited perquisites to the NEOs. Consistent with the benefit offered to all other eligible employees, the company provides our NEOs with (i) a matching contribution to the company’s 401(k) Plan, up to a maximum of $10,800 in 2017, as well as (ii) Company paid life insurance. In addition, in accordance with his employment agreement, Mr. Becker also receives additional insurance and disability benefits as well as a tax gross-up payment to cover the taxes associated with these benefits.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Our company has entered into Employment Agreements with Messrs. Becker, Neppl, Briggs, Simril, Bleyl and Peters that provide for, among other things, potential payments and other benefits upon termination of employment for a variety of reasons.

See “Employment Agreements” and “Potential Payments upon Termination or Change-in-Control” included elsewhere in this Proxy Statement for a description of these agreements, including the severance benefits thereunder.

The Committee believes that these severance arrangements are an important part of overall compensation for our NEOs and an important recruitment and retention tool as most of our competitors have implemented similar arrangements for their senior employees. Certain of these agreements include Committee approved change of control provisions to provide reasonable personal protection to our senior executives in the context of an actual or potential change of control of our company. The committee views these arrangements as preventing management distraction during the critical periods prior to and immediately following a change of control. The Compensation Committee may adjust base salary, bonus percentage or long-term incentives to levels that exceed the initial terms of the executive officers’ employment agreements based on its periodic review of compensation data.

STOCK OWNERSHIP AND RETENTION POLICY

Our company has stock ownership guidelines to further align the interests of our non-employee directors and NEOs with those of our shareholders. The guidelines require our NEOs and non-employee directors to maintain an investment in our Common Stock at the following levels:

●	Chief Executive Officer, six times his annual base salary;
●	Chief Operating Officer and Chief Financial Officer, four times their annual base salary;
●	All other NEO’s, three times their base salary; and
●	Non-Employee Directors, five times their annual cash retainer.

POLICY AGAINST HEDGING AND PLEDGING COMPANY STOCK

In addition, the company has a policy that prohibits each NEO director from (A) engaging in (i) short-term trading (generally defined as selling company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives, (iv) hedging transactions or (v) any other contractual derivative transactions, such as total return swaps and (B) holding company securities in a margin account or pledging company securities as collateral for a loan, unless granted an exception by the Board. One director has shares currently pledged.

COMPENSATION RECOVERY (CLAWBACKS)

In early 2018, we adopted a compensation recovery policy that goes beyond the policies currently required by law. Specifically, the policy requires each executive officer to reimburse the company for all or a portion of any annual or long-term incentive compensation paid to the executive officer based on achievement of financial results that were subsequently the subject of a restatement due to the executive’s misconduct, to the extent determined by the Board of Directors. The Board of Directors may

also determine to require the forfeiture of unvested awards, reduce future compensation or take other disciplinary actions (including termination of employment). The Committee believes that this compensation recovery policy enhances our governance practices by creating direct financial costs to NEOs whose misconduct leads to a material financial restatement.

In addition, as required by the Sarbanes-Oxley Act of 2002, upon restatement of our company’s financial statements, the Chief

Executive Officer and Chief Financial Officer would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12-month period following the filing of financial statements that were later required to be restated due to their misconduct. Our company will also implement the incentive compensation “clawback” provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act as the method of their implementation becomes finalized by the stock exchanges.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code places a limit of $1 million on compensation the company may deduct for federal income tax purposes in any one year with respect to any of certain covered officers employed by the company. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) in December 2017, compensation that was “performance-based” was excluded from this $1 million limitation and was deductible by the company. Under the TCJA, the performance-based exception has been repealed generally for tax years beginning after December 31, 2017. A limited exception applies to certain compensation that qualifies as performance-based compensation under pre-TCJA IRC Section 162(m), provided it is paid pursuant to a written binding contract in effect on November 2, 2017 and which has not been modified in any material respect on or after that date. Pursuant to this exception, the company should be entitled to deduct certain qualifying performance-based compensation such as compensation attributable to stock options. Absent formal guidance from the Treasury Department and the IRS, it is not possible for the company to determine at this time which, if any, other awards previously granted under the company’s compensatory plans may qualify for this exception.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Form 10-K for the year ended December 31, 2017.

Respectfully submitted,

Alain Treuer, Chairman

Jim Anderson

Gene Edwards

Thomas Manuel

Summary Compensation Table

The following table sets forth certain information with respect to the total compensation paid or earned by each of our named executive officers for our fiscal years 2017, 2016 and 2015.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($) (1)	NON- EQUITY INCENTIVE PLAN COMP. ($) (2)	ALL OTHER COMP. ($) (3)	TOTAL ($)

Todd Becker (4)	2017	525,000	670,000	3,222,400	-	87,607	4,505,007
President and Chief Executive Officer	2016	525,000	-	3,000,000	1,812,600	86,952	5,424,552
	2015	525,000	-	3,100,000	1,500,000	86,652	5,211,652

John Neppl (4) (5)	2017	124,359	85,000	600,000	-	4,223	813,582
Chief Financial Officer

Jerry Peters (4) (6)	2017	262,500	78,750	-	-	1,459,042	1,800,292
Former Chief Financial Officer	2016	343,750		500,000	325,000	11,507	1,180,257
	2015	300,000		600,000	240,000	11,529	1,151,529

Kenneth Simril (7)	2017	350,000	132,500	-	990,000	12,088	1,484,588
President – Fleischmann’s Vinegar

Jeff Briggs (4)	2017	350,000	160,000	578,261	-	11,407	1,099,668
Chief Operating Officer and President, Green Plains Ethanol	2016	343,750	-	500,000	371,739	11,067	1,226,556
	2015	300,000	-	600,000	240,000	11,070	1,151,070

Steve Bleyl (8)	2017	300,000	-	432,000	-	292,991	1,024,991
Former Executive Vice President - Ethanol Marketing	2016	293,750	-	350,000	288,000	11,374	943,124
	2015	250,000	-	575,000	200,000	11,374	1,036,374

1)	Amounts for “Stock awards” reflect the aggregate grant date fair value computed in accordance with ASC 718. Amounts in the “Stock awards” column for 2017 includes awards made in 2017 for 2016 compensation, 2016 includes awards made in 2016 for 2015 compensation, and 2015 includes awards made in 2015 for 2014 compensation. Restricted stock unit awards granted in 2017, 2016 and 2015 vest ratably, annually over the three-year period following the date of grant. See Compensation Discussion and Analysis for additional information.
2)	The column for “Option Awards” has been omitted from this table because no compensation is reportable thereunder. “Non-equity incentive plan compensation” amounts were paid pursuant to the Umbrella STIP.
3)	“All other compensation” generally consists of our match to the executive officer’s 401(k) retirement plan, up to a maximum of $10,800 per employee for 2017 and $10,600 per employee for 2016 and 2015, and imputed income on Company-paid life insurance. In addition:
a.	For Mr. Becker, the amounts also include insurance and disability premiums paid by us of $40,409 and a gross-up to cover the taxes on this benefit of $35,763. See Employment Arrangements below for further information on our employment agreement with Mr. Becker.
b.	For Mr. Peters, the amount also includes the value of accelerated vesting of outstanding restricted stock unit awards and other amounts earned upon retirement of $1,447,254. See Employment Arrangements below for further information on our employment agreement with Mr. Peters.
c.	For Mr. Bleyl, the amount also includes the value of accelerated vesting upon retirement of outstanding restricted stock unit awards of $281,159 on December 31, 2017. See Employment Arrangements below for further information on our employment agreement with Mr. Bleyl.
4)	Messrs. Becker, Briggs, Neppl and Peters were also named executive officers for GPP in 2017. Pursuant to the operational services and secondment agreement, Mr. Becker’s salary, bonus, stock awards, non-equity incentive plan compensation and all other compensation allocated to GPP for 2017 was $22,725, $29,002, $139,487, $0 and $3,792, and for 2016 was $22,916, $0, $130,947, $79,118 and $3,795 respectively, Mr. Neppl’s salary, bonus, stock awards, non-equity incentive plan compensation and all other compensation allocated to GPP for 2017 was $5,383, $3,679, $25,972, $0 and $183 respectively, Mr. Peters’ salary, bonus, stock awards, non-equity incentive plan compensation and all other compensation allocated to GPP for 2017 was $11,363, $3,409, $0, $0 and $63,157, and for 2016 was $15,004, $0, $21,825, $14,186 and $502 respectively, and Mr. Brigg’s salary, bonus, stock awards, non-equity incentive plan compensation and all other compensation allocated to GPP for 2017 was $15,150, $6,926, $25,031, $0 and $494, and for 2016 was $15,004, $0, $21,825, $16,226 and $483 respectively.
5)	Mr. Neppl’s employment began on September 11, 2017.
6)	Mr. Peters retired on September 11, 2017.
7)	As this is the first time Mr. Simril has been considered a NEO, prior year compensation data is not provided.
8)	Mr. Bleyl retired on December 31, 2017.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2017.

NAME (1)	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON- EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#) (3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
		THRESHOLD $	TARGET $	MAXIMUM $
Todd Becker		1,050,000	1,575,000	3,150,000	-	-
	3/2/17	-	-	-	132,610	3,222,400
John Neppl (4)		200,000	320,000	800,000	-	-
	9/11/17	-	-	-	32,172	600,000
Jerry Peters (5)	-	-	-	-	-	-
Kenneth Simril		175,000	280,000	700,000	-	-
Jeff Briggs		175,000	280,000	700,000	-	-
	3/2/17	-	-	-	23,797	578,261
Steve Bleyl (6)	3/2/17	-	-	-	17,778	432,000

1)	Columns for “Estimated future payouts under equity incentive plan awards,” “All other option awards: number of securities underlying options” and “Exercise or base price of option awards” have been omitted from this table because no compensation is reportable thereunder.
2)	See Compensation Discussion and Analysis for additional information about the Umbrella STIP.
3)	This table includes equity awards granted in 2017 related to 2016 performance but does not include awards granted in 2018 for 2017 performance. Restricted stock awards granted in 2017 vest ratably, annually over the three-year period following the date of the grant.
4)	Mr. Neppl joined the company on September 11, 2017.
5)	Mr. Peters retired on September 11, 2017.
6)	Mr. Bleyl retired on December 31, 2017.

Employment Agreements

Mr. Becker. Effective October 16, 2008, we entered into an employment agreement with Mr. Becker to serve as our President and Chief Operating Officer. Mr. Becker was named President and Chief Executive Officer on January 1, 2009. Mr. Becker’s employment agreement was amended in December 2009 to provide for a tax gross-up payment in the event of any tax payments on fringe benefits. Mr. Becker’s agreement was subsequently amended in March 2018 to remove the tax gross-up payment. The terms of the employment agreement provide that Mr. Becker will receive the following: (i) an annual base salary, currently at $525,000, (ii) an annual target bonus as a percentage of base salary based on performance objectives set by the Board’s Compensation Committee, (iii) annual awards of long-term incentive benefits of a type and level that is competitive with long-term incentive plan benefits provided to chief executive officers of public companies of comparable size in similar industries, and (iv) a fully exercisable option to acquire 150,000 shares at an exercise price equal to $10 per share. Mr. Becker’s employment is at-will and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Mr. Becker will receive one year of base salary plus the greater of his maximum annual cash bonus for that year or the average bonus paid for the prior two years, up to one year of continued health and dental coverage (which ceases upon acceptance of a comparable position within such period) and certain relocation assistance if he relocates beyond 50 miles within six months of termination. In addition, all shares acquired upon exercise of options granted therein would then be released from certain lock-up restrictions, and all outstanding options and other equity awards would fully vest. See Potential Payments upon Termination or Change in Control for additional information.

Mr. Neppl. Effective September 11, 2017, we entered into an employment agreement with Mr. Neppl. The terms of the employment agreement provide that Mr. Neppl will receive (i) an annual base salary, currently at $400,000, (ii) an annual target bonus as a percentage of base salary based on performance objectives set by the Board’s Compensation Committee, (iii) participation in the long-term incentive program developed by us, (iv) a one-time restricted stock award grant of $600,000, and (v) other benefits that are generally available to our employees. Mr. Neppl’s employment is at-will and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Mr. Neppl will receive six month’s base salary plus the greater of one-half of the maximum bonus for that year or one-half of the average bonus paid in the prior two years, all outstanding equity awards would fully vest and he will receive certain relocation assistance if he relocates beyond 50 miles within six months of termination. See Potential Payments upon Termination or Change in Control for additional information.

Mr. Peters. Effective October 24, 2008, we entered into an amended and restated employment agreement with Mr. Peters. The terms of the employment agreement provide that Mr. Peters will receive (i) an annual base salary, currently at $350,000, (ii) an annual target bonus as a percentage of base salary based on performance objectives set by the Board’s Compensation Committee, (iii) participation in the long-term incentive program developed by us, and (iv) other benefits that are generally available to our employees. Mr. Peters’ employment was at-will and could have been terminated at any time, by either party, for any reason whatsoever. If employment was terminated without cause or for good reason, Mr. Peters would have received six month’s base salary plus the greater of one-half of the maximum bonus for that year or the average bonus paid in the prior two years and all outstanding equity awards would have fully vested. See Potential Payments upon Termination or Change in Control for additional information. Mr. Peters retired from the company effective September 11, 2017.

Mr. Simril. Mr. Simril joined the company as part of the Fleischmann’s Vinegar acquisition in 2016 and entered into an employment agreement effective September 30, 2016. The terms of the employment agreement provide for (i) an annual base salary, currently at $350,000, (ii) an annual target bonus as a percentage of base salary based on performance objectives set by the Board’s Compensation Committee, (iii) participation in the long-term incentive program developed by us, and (iv) other benefits that are generally available to our employees. Mr. Simril’s employment is at-will and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Mr. Simril will receive six month’s base salary and all outstanding equity awards would fully vest. See Potential Payments upon Termination or Change in Control for additional information.

Mr. Briggs. Mr. Briggs joined us in 2009 and entered into an employment agreement with us effective March 4, 2011. The agreement provides for (i) an annual base salary, currently at $350,000, (ii) an annual target bonus as a percentage of base salary based on performance objectives set by the Board’s Compensation Committee, (iii) participation in a long-term incentive program developed by us, and (iv) participation in our benefit plans. Mr. Briggs’ employment is at-will and may be terminated at any time, by either party, for any reason whatsoever. If employment is terminated without cause or for good reason, Mr. Briggs will receive six month’s base salary and all outstanding equity awards would fully vest. See Potential Payments upon Termination or Change in Control for additional information.

Mr. Bleyl. Mr. Bleyl was named Executive Vice President – Ethanol Marketing in 2008 and entered into an employment agreement with the company effective March 4, 2011. The agreement provides for (i) a base salary, currently at $300,000, (ii) an annual target bonus as a percentage of base salary based on performance objectives set by the Board’s Compensation Committee, (iii) participation in a long-term incentive program developed by the company, and (iv) participation in Company benefit plans. Mr. Bleyl’s employment was “at-will” and could have been terminated at any time, by either party, for any reason whatsoever. If employment was terminated without Cause or for Good Reason, Mr. Bleyl would have received six month’s base salary and all outstanding equity awards would fully vest. See Potential Payments upon Termination or Change in Control for additional information. Mr. Bleyl retired from the company effective December 31, 2017.

See Compensation Discussion and Analysis for further details on 2017 performance objectives.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer that are outstanding as of our fiscal year ended December 31, 2017:

		OPTION AWARDS (2)				STOCK AWARDS (2)
NAME (1)	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)
Todd Becker	12/22/09	100,000	-	12.48	12/22/19	-	-
	2/6/15	-	-	-	-	38,949	656,291
	2/12/16	-	-	-	-	148,478	2,501,854
	3/2/17	-	-	-	-	132,610	2,234,479

John Neppl	9/11/17	-	-	-	-	32,172	542,098

Jerry Peters (3)	-	-	-	-	-	-	-

Kenneth Simril	10/3/16	-	-	-	-	12,839	216,337

Jeff Briggs	11/23/09	18,750	-	11.75	11/23/19	-	-
	2/6/15	-	-	-	-	7,538	127,015
	2/12/16	-	-	-	-	24,746	416,970
	3/2/17	-	-	-	-	23,797	400,979

Steve Bleyl (4)	-	-	-	-	-	-	-

1)	Columns related to “Equity incentive plan awards” have been omitted because no compensation is reportable thereunder.
2)	Restricted stock awards granted in 2017, 2016 and 2015 vest ratably, annually over the three-year period following the date of grant. Stock options and restricted stock awards granted prior to 2015 vested 25% immediately and vest another 25% per year beginning on the first anniversary of the date of grant, resulting in a three-year vesting term. Our closing stock price at December 29, 2017 of $16.85 was used to calculate the market value of shares that have not vested.
3)	All unvested shares held by Mr. Peters vested upon retirement on September 11, 2017.
4)	All unvested shares held by Mr. Bleyl vested upon retirement on December 31, 2017.

Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers during the fiscal year ended December 31, 2017, and the value of any restricted stock that vested during the fiscal year ended December 31, 2017.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Todd Becker (1)	-	-	140,506	3,356,735
John Neppl	-	-	-	-
Jerry Peters (2)	-	-	57,660	1,201,359
Kenneth Simril (3)	-	-	6,422	132,293
Jeff Briggs (4)	-	-	23,737	566,080
Steve Bleyl (5)	-	-	62,581	1,192,428

(1)	Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 6, 2017, the company withheld 12,722 shares of the 38,950 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On February 7, 2017, the company withheld 12,155 shares of the 27,316 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On February 12, 2017, the company withheld 36,601 shares of the 74,240 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations.

(2)	Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 6, 2017, the company withheld 2,644 shares of the 7,539 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On February 7, 2017, the company withheld 1,767 shares of the 5,463 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On February 12, 2017, the company withheld 4,003 shares of the 12,374 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On September 11, 2017, the company withheld 14,585 shares of the 32,284 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations.
(3)	Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On October 3, 2017, the company withheld 2,278 shares of the 6,422 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations.
(4)	Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 6, 2017, the company withheld 2,643 shares of the 7,539 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On February 7, 2017, the company withheld 1,237 shares of the 3,824 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On February 12, 2017, the company withheld 4,003 shares of the 12,374 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations.
(5)	Value is determined based on the closing prices of our Common Stock on the vesting date multiplied by the number of shares that vested on such dates. On February 6, 2017, the company withheld 2,555 shares of the 7,225 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On February 7, 2017, the company withheld 1,409 shares of the 4,370 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On February 12, 2017, the company withheld 2,803 shares of the 8,662 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations. On December 31, 2017, the company withheld 17,883 shares of the 42,324 shares of restricted stock that vested on that date to satisfy the NEO’s tax withholding obligations.

Potential Payments upon Termination or Change of Control

Employment Agreement for Mr. Becker

We have an employment agreement with Mr. Becker. See Employment Arrangements above for additional information. Upon termination without cause or for good reason, Mr. Becker is entitled to (a) one year of base salary plus the greater of his maximum annual cash bonus for that year or the average bonus paid for the prior two years, (b) up to one year of continued health and dental coverage (which ceases upon acceptance of a comparable position within such period) and (c) certain relocation assistance if he relocates beyond 50 miles within six months of termination. In addition, all shares acquired upon exercise of options granted therein would then be released from certain lock-up restrictions and all outstanding options and other equity awards would fully vest.

The employment agreement also contains a gross-up provision to address any excess parachute payments resulting under Section 280G of the Internal Revenue Code. In the event any severance benefits provided to Mr. Becker subject him to the excise tax imposed under Section 4999 of the Internal Revenue Code, we will pay Mr. Becker the amount necessary to make up for the excise tax on excess parachute payments and income and payroll taxes on the excise tax.

For such purposes, cause is defined as one of the following: (a) a material breach by the executive of the terms of this agreement, not cured within thirty (30) days from receipt of notice from the Board of such breach, (b) conviction of, or plea of guilty or no contest to, a felony; (c) willful misconduct or gross negligence in connection with the performance of executive’s duties; or (d) willfully engaging in conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to us. For purposes of this definition, no act, or failure to act, on the executive’s part shall be considered willful unless done, or omitted to be done, by the executive in knowing bad faith and without reasonable belief that his action or omission was in, or not opposed to, our best interests. Notwithstanding the foregoing, the executive shall not be deemed to have been terminated for cause unless and until the executive has received a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting called and held for such purpose (after reasonable notice to the executive and an opportunity for the executive, together with his counsel, to be heard by the Board), finding that, in the good faith opinion of the Board, the executive is guilty of the conduct set forth above in (a), (b), (c) or (d) of this definition and specifying the particulars thereof in detail.

For such purposes, good reason is defined as any of the following if the same occurs without the executive’s express written consent: (a) a material diminution in executive’s base salary as described in the employment agreement; (b) a material diminution in executive’s authority, duties, or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the person to whom the executive is required to report; (d) a material change in the geographic location at which the executive must perform the services (for this purpose, any relocation of more than 50 miles is deemed a material change); (e) any material reduction or other adverse change in the executive’s benefits under any applicable and properly approved compensation plan or arrangement without the substitution of comparable benefits; or (f) any other action or inaction that constitutes a material breach by us under the employment agreement. To terminate for good reason, the executive must incur a termination of employment on or before the second anniversary of the initial existence of the condition.

Employment Agreement for Mr. Neppl

On September 11, 2017, we entered into an employment agreement with Mr. Neppl. See Employment Arrangements above for additional information. Upon termination without cause or for good reason, he will receive an amount equal to six months base salary plus the greater of one-half of the maximum bonus for that year or one-half of the average bonus paid in the prior two years and all outstanding equity awards will fully vest. The definitions for cause and good reason are the same as described above for Mr. Becker.

Employment Agreement for Mr. Peters

We had an amended and restated employment agreement with Mr. Peters, effective on October 24, 2008. See Employment Arrangements above for additional information. All terms and conditions were satisfied upon Mr. Peters’ retirement on September 11, 2017.

Employment Agreement for Mr. Simril

On September 30, 2016, we entered into an employment agreement with Mr. Simril. See Employment Arrangements above for additional information. Upon termination without cause or for good reason, he will receive an amount equal to six months base salary and all outstanding equity awards will fully vest. The definitions for cause and good reason are the same as described above for Mr. Becker, except that the definition of good reason for Mr. Simril does not specify the distance for an applicable relocation.

Employment Agreement for Mr. Briggs

On March 4, 2011, we entered into an employment agreement with Mr. Briggs. See Employment Arrangements above for additional information. Upon termination without cause or for good reason, he will receive an amount equal to six months base salary and all outstanding equity awards will fully vest. The definitions for cause and good reason are the same as described above for Mr. Becker, except that the definition of good reason for Mr. Briggs does not specify the distance for an applicable relocation.

Employment Agreement for Mr. Bleyl

We had an employment agreement with Mr. Bleyl, effective on March 4, 2011. See Employment Arrangements above for additional information. All terms and conditions were satisfied upon Mr. Bleyl’s retirement on December 31, 2017.

Equity Acceleration

2007 Equity Incentive Plan. Awards outstanding under the 2007 Equity Incentive Plan will fully vest upon a change in control unless (a) assumed by the successor corporation; (b) replaced with a cash retention program providing the same value or (c) otherwise limited by the plan administrator. A change in control shall be deemed to have occurred if in a single transaction or series of related transactions:

(a) any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a beneficial owner (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities representing 51% or more of our combined voting power;

(b) there is a merger, consolidation, or other business combination transaction with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of our shares of voting capital stock outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the company (or surviving entity) outstanding immediately after such transaction; or

(c) all or substantially all of our assets are sold.

2009 Equity Incentive Plan, as amended. Awards outstanding under the Plan will fully vest upon a change in control (a) if not fully converted and assumed, (b) if the awards are converted and assumed, after a qualifying termination, or (c) by the participant for good reason, if it is defined in the applicable award agreement or employment agreement. Qualifying termination is defined as a termination of employment within twenty-four months following a change in control or by us other than for cause, gross negligence, or deliberate misconduct which demonstrably harms us. A change in control shall be deemed to have occurred if in a single transaction or series of related transactions:

(a) any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a beneficial owner (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities representing 51% or more of our combined voting power;

(b) there is a merger, consolidation, or other business combination transaction with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the company (or surviving entity) outstanding immediately after such transaction;

(c) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who entered into an agreement with us to effect a transaction described in (a) or (b) above) whose election by the Board or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors still in office, who either were directors at the beginning of the two-year period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; or

(d) all or substantially all of our assets are sold.

The option award agreement also provides that if an executive is terminated without cause, the option will be deemed to have vested through the next annual anniversary of the grant date.

The following tables provide information on potential benefits that could be received by the NEOs upon a termination or change in control. The tables assume termination as of the close of business on December 31, 2017. The closing price of our Common Stock on the last trading day of 2017 was $16.85. Post-termination health care represents the approximate value of such benefits. Upon a change in control, the executive may be subject to certain excise taxes imposed by Section 4999 of the Internal Revenue Code on any excess parachute payments under Section 280G. As discussed above, we have agreed to reimburse Mr. Becker for all such excise taxes and any income and excise taxes that are payable by the executive as a result of any such reimbursements. Currently, amounts shown as compensation related to change in control do not trigger excise taxes for excess parachute payments; and therefore are not included in the tables below.

	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON ($)	CHANGE IN CONTROL ($)
Todd Becker
Termination Compensation
Base Salary and Bonus (1)	3,675,000	—
Equity Vesting (2)	5,392,624	5,392,624
Benefits and Perquisites
Post-Termination Health Care	24,499	—
Certain Relocation Benefits (3)
Total	9,092,123	5,392,624

(1)	Assumes a bonus of the greater of his maximum bonus for that year or the average of his bonuses during the prior two years.
(2)	Represents accelerated vesting of all outstanding equity awards and release of restrictions on such awards.
(3)	Relocation assistance in the event of termination without cause or for good reason, or for a termination following a change in control if relocation is more than 50 miles beyond Omaha, Nebraska within six months of such time. The value of such assistance cannot be determined until such an event occurs.

	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON ($)	CHANGE IN CONTROL ($)
John Neppl
Termination Compensation
Base Salary and Bonus (1)	600,000	—
Equity Vesting (2)	542,098	542,098
Total	1,142,098	542,098

(1)	Assumes a bonus of the greater of one-half of his maximum bonus for that year or one-half the average of his bonuses during the prior two years.
(2)	Represents accelerated vesting of all outstanding equity awards and release of restrictions on such awards.

	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON ($)	CHANGE IN CONTROL ($)
Jerry Peters (1)
Termination Compensation
Base Salary and Bonus	—	—
Equity Vesting	—	—
Total	—	—

(1)	Mr. Peters retired on September 11, 2017.

	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON ($)	CHANGE IN CONTROL ($)
Kenneth Simril
Termination Compensation
Base Salary	175,000	—
Equity Vesting (1)	216,337	216,337
Total	391,337	216,337

(1)	Represents accelerated vesting of all outstanding equity awards and release of restrictions on such awards.

	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON ($)	CHANGE IN CONTROL ($)
Jeff Briggs
Termination Compensation
Base Salary	175,000	—
Equity Vesting (1)	944,964	944,964
Total	1,119,964	944,964

(1)	Represents accelerated vesting of all outstanding equity awards and release of restrictions on such awards.

	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON ($)	CHANGE IN CONTROL ($)
Steve Bleyl (1)
Termination Compensation
Base Salary	—	—
Equity Vesting	—	—
Total	—	—

(1)	Mr. Bleyl retired on December 31, 2017.

Compensation Risk Assessment

With the help of its compensation consultant, in 2017 the Compensation Committee reviewed our executive compensation policies and practices, and determined that our executive compensation programs are not reasonably likely to have a material adverse effect on us. The Compensation Committee also reviewed our compensation programs for certain design features which have been identified by experts as having the potential to encourage excessive risk-taking, with none being identified in our programs.

Moreover, the Compensation Committee determined that, for all employees, our non-executive compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation, as these programs are fully discretionary after performance for the relevant period has been achieved, recommended by senior management to the Compensation Committee and reviewed at such time to support our goals and objectives.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Todd Becker, our Chief Executive Officer (our “CEO”).

For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our CEO) was $66,535; and
•	The annual total compensation of our CEO was $4,515,560.

Based on this information, for 2017 the ratio of annual total compensation of Mr. Becker, our CEO, to the median of the annual total compensation of all employees was 68 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.	We determined that, as of December 31, 2017, the last day of our payroll, our employee population consisted of approximately 1,344 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time and temporary employees however it excluded employees from the 2017 acquisitions of the cattle feedlots in Hereford TX, Leoti KS, and Eckley CO.

2.	To identify the median employee from our employee population, we calculated the amount of salary, and wages of our employees as reflected in our payroll records and reported to the Internal Revenue Service as taxable wages. We also annualized the compensation for any full-time employees that were not employed by us for all of 2017. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees as only approximately six percent of our employees receive annual equity awards.

3.	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the “median employee.”

4.	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in total compensation of $66,535. The difference between such employee’s salary, wages and overtime pay and the employee’s annual total compensation represents the estimated value of such employee’s health care benefits.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table include in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report. To maintain consistency between the annual total compensation of our CEO and the median employee, we added the estimated value of our CEO’s health care benefits, estimated at $10,553 to the amount reported in the Summary Compensation Table. This resulted in annual total compensation for purposes of determining the ratio in the amount of $4,515,560, which exceeds the amount reported for him in the Summary Compensation Table by $10,553.

Compensation of Directors

Upon the recommendation of the Compensation Committee, we compensate our non-employee directors through a retainer structure for knowledge of us and the industry in which we operate, serving in a stewardship role, preparing for and attending Board and committee meetings, and serving as a committee Chairman. During 2017, each non-employee director was paid $75,000 for serving on the Board, including serving on Board committees. In addition, the Chairman of the Board received $20,000, the Audit Committee Chairman received $20,000, the Compensation Committee Chairman received $10,000 and the Nominating and Governance Committee Chairman received $4,000. Additionally, annual individual restricted stock grants were awarded equal to $125,000 in value, as measured on the date of grant. Board members are also reimbursed for travel and other business-related expenses. The Board has adopted stock ownership guidelines for its directors at five times their annual cash retainer, or $375,000.

The Compensation Committee retained Pearl Meyer an independent consultant during 2016 to evaluate our non-employee director compensation program and provide recommendations for appropriate changes, if any, to achieve market-competitiveness and consistency with recognized corporate governance best practices. With an objective that total compensation for all non-employee directors would be awarded within a range of the 50th to 75th percentile of industry compensation defined by our peer group analysis and other methodologies consistent with industry practice, in 2016, the Board approved an increase in the annual individual restricted stock grants from $100,000 to $125,000.

On May 11, 2017, the company’s non-employee directors each received a grant of 4,940 shares of restricted stock with an award value of $125,000 pursuant to the 2009 Equity Incentive Plan, as amended (the “Equity Plan”). The award vests and shares of Common Stock are issued after one year.

As an employee, Mr. Becker does not receive director compensation. See Summary Compensation Table for information on his compensation.

The following table sets forth certain information regarding the fees earned or paid in cash and stock awards granted to each outside director during the fiscal year ended December 31, 2017.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	OPTION AWARDS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Wayne Hoovestol, Chairman	95,000	125,000	—	—	220,000
Jim Anderson	75,000	125,000	—	—	200,000
James Crowley	95,000	125,000	—	—	220,000
Gene Edwards	75,000	125,000	—	—	200,000
Gordon Glade	75,000	125,000	—	—	200,000
Ejnar Knudsen	75,000	125,000	—	—	200,000
Thomas Manuel	75,000	125,000	—	—	200,000
Brian Peterson	79,000	125,000	—	—	204,000
Alain Treuer	85,000	125,000	—	—	210,000

(1)	Amounts for “Stock awards” reflect the aggregate grant date fair value of annual restricted stock grants pursuant to the Plan computed in accordance with ASC 718. On May 13, 2017, our non-employee directors, received a grant of restricted stock with an award value of $125,000. This grant represents noncash compensation for Board service for the year following that date.

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2017 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

◾	the number of securities to be issued upon the exercise of outstanding options and granted non-vested stock;

◾	the weighted-average exercise price of the outstanding options and granted non-vested stock; and

◾	the number of securities that remain available for future issuance under the plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (a)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
Equity compensation plans approved by security holders	143,750	(1)	12.44	1,362,267

Total	143,750		12.44	1,362,267

(1)	The maximum number of shares that may be issued under the Plan, prior to the Amendment proposed in Proposal 2, as option grants, restricted stock awards, restricted stock units, stock appreciation rights, direct share issuances and other stock-based awards is 3,000,000 shares of our Common Stock, plus shares remaining under the 2007 Equity Incentive Plan that were rolled into the Plan in 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our Common Stock based on Schedule 13G or Schedule 13D filings, as the case may be, as of March 15, 2018, by each person or group within the meaning of Rule 13d-3 under the Exchange Act who is known to our management to be the beneficial owner of more than five percent of our outstanding Common Stock and is based upon information provided to us by those persons.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS (1)
Blackrock, Inc. (2) 55 East 52nd Street New York, NY 10055	5,245,101	12.8%
Point72 Asset Management, L.P. (3) 72 Cummings Point Road Stamford, CT 06902	3,893,354	9.5%
Dimensional Fund Advisors LP (4) 6300 Bee Cave Road, Building One Austin, TX 78746	3,514,344	8.6%
Van Eck Associates Corporation (5) 666 Third Avenue, 9th Floor New York, NY 10017	3,468,102	8.5%
Daruma Capital Management, LLC (6) 626 King Avenue Bronx, NY 10464	3,452,925	8.4%
The Vanguard Group, Inc. (7) 100 Vanguard Boulevard Malvern, PA 19355	2,996,240	7.3%
DNB Asset Management AS (8) Dronning Aufemias Gate 30, Bygg M-12N 0191 Oslo, Norway	2,156,899	5.3%
State Street Corporation (9) One Lincoln Street Boston, MA 02111	2,100,972	5.1%

(1)	Percentage calculated based on 40,931,456 shares of Common Stock outstanding as of March 15, 2018.
(2)	BlackRock Inc. – filed on January 19, 2018; shares are beneficially owned with sole voting power over 5,159,867 of the shares and the power to dispose of all of the shares.
(3)	Point72 Asset Management, L.P. – filed on February 14, 2018; shares are beneficially owned with shared voting power over all of the shares and shared dispositive power over all of the shares.
(4)	Dimensional Fund Advisors LP (DFA) – filed on February 9, 2018; in its role as investment advisor, sub-advisor and/or manager, DFA may be deemed to be beneficial owner of these shares, but it disclaims beneficial ownership of these shares; in this role, shares are beneficially owned with sole voting power over 3,382,291 of the shares and the power to dispose of all of the shares.
(5)	Van Eck Associates Corporation – filed on February 9, 2018; shares are beneficially owned with sole voting and dispositive power over all of the shares.
(6)	Daruma Capital Management, LLC – filed on February 14, 2018; shares are beneficially owned with shared voting power over 1,628,427 of the shares and shared dispositive power over all of the shares.
(7)	The Vanguard Group, Inc.—filed on February 9, 2018; shares are beneficially owned with sole voting power over 44,301 of the shares, shared voting power over 3,740 of the shares, sole dispositive power over 2,952,259 of the shares and shared dispositive power over 43,981 of the shares.
(8)	DNB Asset Management AS – filed on February 8, 2018; shares are beneficially owned with sole voting power over all of the shares and sole dispositive power over all of the shares.
(9)	State Street Corporation – filed on February 14, 2018; shares are beneficially owned with shared voting power over all of the shares and shared dispositive power over all of the shares.

Security Ownership of Management

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our Common Stock, as of March 15, 2018, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

NAME AND ADDRESS OF BENEFICIAL OWNER (1)	SHARES BENEFICIALLY OWNED (2)	PERCENTAGE OF TOTAL (3)	GPP UNITS BENEFICIALLY OWNED (4)	PERCENTAGE OF TOTAL (4)

Todd Becker (5)	755,223	1.8	62,556	*
Alain Treuer	320,708	*
Wayne Hoovestol (6)	293,030	*
Jeff Briggs (7)	183,543	*	4,000	*
Steve Bleyl	86,837	*	5,000	*
Brian Peterson (8)	83,645	*
Jim Anderson	73,195	*
John Neppl (9)	65,447	*
Gordon Glade (10)	63,183	*
Jerry Peters	58,768	*	17,993	*
Ejnar Knudsen	29,043	*
James Crowley	23,209	*
Gene Edwards	19,402	*
Thomas Manuel	16,558	*
Kenneth Simril	16,983	*
Executive Officers and Directors as a Group (22 persons) (4) (11)	2,442,923	5.9	175,216	1.1
*	Less than 1%.

(1)	Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the company.
(2)	Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.
(3)	Percentage calculated based on 40,931,456 shares of Common Stock outstanding as of March 15, 2018.
(4)	Includes common units of GPP held directly by executive officers as of March 15, 2018, with percentage calculated based on 15,922,207 common units outstanding. Directors of the company, except for Mr. Becker, are not directors of GPP. Accordingly, holdings of GPP units by our outside directors, if any, are not reported in this table.
(5)	Includes options exercisable within 60 days of March 15, 2018, for 100,000 shares.
(6)	Includes 17,000 shares owned by Mr. Hoovestol’s wife.
(7)	Includes options exercisable within 60 days of March 15, 2018, for 18,750 shares.
(8)	Includes options exercisable within 60 days of March 15, 2018, for 10,000 shares. Also includes 15,000 shares that Mr. Peterson owns jointly with his child.
(9)	Includes 26,973 shares held in trust.
(10)	Includes 11,988 shares owned by entities in which Mr. Glade has ownership.
(11)	Includes options exercisable within 60 days of March 15, 2017, totaling 128,750 shares for executive officers and directors as a group.

INDEPENDENT PUBLIC ACCOUNTANTS

For the years ended December 31, 2017 and 2016, KPMG LLP was our independent auditor. The following table sets forth aggregate fees billed to us, including fees related to services rendered for GPP, for professional services rendered by KPMG for the years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees	$2,474,221	$2,323,506
Audit-Related Fees	-	-
Tax Fees	552,223	44,113
All Other Fees	-	-
Total	$3,026,444	$2,367,619

Audit Fees.  Audit fees were for professional services rendered for the annual audit of our consolidated financial statements, quarterly reviews of our consolidated financial statements, reviews of our other filings with the SEC, and other fees that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Audit-related fees are for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements, other than those previously reported under audit fees. There were no audit-related fees billed by KPMG in 2017 or 2016.

Tax Fees.  Tax fees are for professional services, approved by the Audit Committee in advance, rendered for tax compliance, tax advice and tax planning.

All Other Fees.  All other fees include other products and services that are not otherwise disclosed. There were no other fees billed by KPMG in 2017 or 2016.

Pre-Approval of Audit and Non-Audit Services

We have adopted policies and procedures for pre-approval of all audit and non-audit services to be provided by our independent auditor. It is our policy that the Audit Committee pre-approve all audit, tax and other non-audit services. A proposal for audit or non-audit services must include a description and purpose of the services, estimated fees and other terms of the services. To the extent a proposal relates to non-audit services, a determination that such services qualify as permitted non-audit services and an explanation as to why the provision of such services would not impair the independence of the independent auditor are also required.

All of the services provided by KPMG during 2017 and 2016 were approved in advance by our Audit Committee. The Audit Committee has considered whether the provision of the services performed by our principal accountant is compatible with maintaining the principal accountant’s independence.

Availability of Accountants

Representatives from KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure, commonly known as a “say on pay” proposal. At our 2017 annual meeting, our stockholders supported an annual frequency for this advisory vote. As such, the Board has determined that our company will hold this advisory vote on the compensation of our named executive officers each year.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 16, for a more detailed discussion of our executive compensation program, including information about fiscal year 2017 compensation of our NEOs.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This say on pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution at the Annual Meeting.

Required Vote

Approval of the above resolution requires the affirmative vote of a majority of the outstanding shares of the Common Stock of the company present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, and therefore such broker “non-votes” will have no effect on the outcome.

The say on pay vote is advisory and therefore not binding on our company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of our stockholders and will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” our executive compensation plan set forth in Proposal 2.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Our Related Party Policy addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Related Party Policy provides that any transaction or activity, in which GPI is involved, with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person (other than a tenant or employee) sharing the household of an employee of ours, or any entity that is either wholly or substantially owned or controlled by an employee of ours or any of the foregoing persons and any trust of which an employee of ours is a trustee or beneficiary) shall be subject to review by our general counsel so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest. Any waivers of this conflict of interest policy must be in writing and be pre-approved by our general counsel.

In determining whether a related party transaction will be approved or ratified, the Audit Committee may consider factors such as (a) the extent of the related party’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not related parties; (d) the benefit to us; and (e) the aggregate value of the transaction.

Related Party Transactions

Commercial Contracts

Three subsidiaries of the company have executed separate financing agreements for equipment with Amur Equipment Finance. Gordon Glade, a member of the company’s Board of Directors, is a shareholder of Amur Equipment Finance. In March 2014, a subsidiary of the company entered into $1.4 million of new equipment financing agreements with Amur Equipment Finance. Balances of $0.6 million and $0.8 million related to these financing arrangements were included in debt at December 31, 2017 and 2016, respectively. Payments, including principal and interest, totaled $0.3 million for each of the years ended December 31, 2017, 2016 and 2015. The weighted average interest rate for the financing agreements with Amur Equipment Finance was 6.8%.

Aircraft Leases

Effective January 1, 2015, the company entered into two agreements with an entity controlled by Wayne Hoovestol for the lease of two aircrafts. Mr. Hoovestol is Chairman of the company’s Board of Directors. The company agreed to pay $9,766 per month for the combined use of up to 125 hours per year of the aircrafts. Flight time in excess of 125 hours per year will incur additional hourly charges. During the years ended December 31, 2017, 2016 and 2015, payments related to these leases totaled $182 thousand, $190 thousand and $270 thousand, respectively. The company had $2 thousand in outstanding payables related to these agreements at December 31, 2017, and no outstanding payable related to these agreements at December 31, 2016.

Other Transactions

Pursuant to an operational services and secondment agreement, we are reimbursed by GPP for certain compensation of our employees, including executive officers, who serve in management, maintenance and operational functions in support of its operations. GPP also has various fee-based commercial agreements with our subsidiary, Green Plains Trade Group LLC, including a storage and throughput agreement, a rail transportation services agreement, a trucking transportation agreement and various terminal services agreements for our fuel terminal facilities. See the Related Party Transaction footnote in our 10-K for a full description of all the related party transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than ten percent of our Common Stock to file with the SEC various reports as to ownership of the Common Stock. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2017, except for a late filing for James Crowley on May 30, 2017 pertaining to the disposal of shares on May 25, 2017.

REPORT OF THE AUDIT COMMITTEE

The company has an Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Board of Directors has designated Mr. James Crowley as its Audit Committee financial expert as defined in Rule 407(d)(5) of Regulation S-K. Mr. Crowley also serves as the Audit Committee Chairman.

Management is responsible for the company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the company’s internal control over financial reporting and an independent audit of the company’s financial statements in accordance with generally accepted auditing standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2017, which has primary responsibility for the financial statements. KPMG, the company’s independent auditor for the year ended December 31, 2017, is responsible for expressing an opinion as to whether the company’s audited consolidated financial statements are presented fairly in all material respects in conformity with generally accepted accounting principles. The Audit Committee met with KPMG and Company management to discuss the company’s financial reports. The Audit Committee discussed with KPMG the matters required to be discussed by Statement of Auditing Standard No. 61 (Communication with Audit Committees), as may be modified or supplemented. Additionally, the Audit Committee received the written disclosures and the letter from KPMG required to be delivered to them under the applicable requirements of the Public Company Oversight Board regarding communications concerning independence, and the Audit Committee considered whether KPMG maintained its independence during the year ended December 31, 2017. Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s report on Form 10-K for the year ended on December 31, 2017.

Respectfully submitted,

James Crowley, Chairman

Jim Anderson

Gene Edwards

Gordon Glade

Ejnar Knudsen

OTHER MATTERS

Annual Report

This Proxy Statement and our Annual Report, which includes financial and other information about our activities but is not to be deemed a part of the proxy soliciting material, are available at our website at www..gpreinc.com. Additionally, you may access our Proxy Statement at www..edocumentview.com/GPRE. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on our website at www..gpreinc.com as soon as reasonably practicable after we file or furnish such information electronically with the SEC. A copy of the annual report on Form 10-K and the exhibits filed with our annual report on Form 10-K will be mailed to shareholders without charge upon written request to Green Plains Inc., Attention: Michelle S. Mapes, Corporate Secretary, 1811 Aksarben Drive, Omaha, Nebraska 68106. Such requests must include a good faith representation that the requesting party was either a holder of record or beneficial owner of our Common Stock on March 15, 2018. The information found on our website is not part of this or any other report we file or furnish to the SEC.

Shareholder Proposals

Pursuant to Rule 14a-4(c) under the Exchange Act, if we do not receive advance notice of a shareholder proposal to be raised at our next Annual Meeting of shareholders in accordance with the requirements of our bylaws, the proxies solicited by us may confer discretionary voting authority to vote proxies on the shareholder proposal without any discussion of the matter in the Proxy Statement. Our bylaws provide that timely written notice of a shareholder proposal or director nomination must be delivered to, or mailed and received by, the Corporate Secretary of the company at the principal executive offices of the company not less than 90 nor more than 120 days prior to the one-year anniversary of the prior year’s annual meeting (which for a May 9, 2018 meeting date is on or before February 8, 2019 and on or after January 9, 2019). Only proposals properly delivered in this time frame may be brought before the meeting. As to each matter a shareholder proposes to bring before the 2019 annual meeting of shareholders, the shareholder’s notice must set forth: (i) the name and address of such shareholder, as they appear on our books, and of such beneficial owner; (ii) the class and number of shares of our Common Stock which are held of record or are beneficially owned, directly or indirectly, by the shareholder and any derivative instrument and by any other shareholders known by such shareholder to be supporting such proposal; (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder, beneficial owner or nominee with respect to any of our securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder, any beneficial owner or nominee with respect to any of our securities; (iv) any proxy, contract, arrangement, understanding or relationship pursuant to which the shareholder, beneficial owner or nominee has a right to vote any shares of any of our securities; (v) any rights to dividends on the shares of us beneficially owned by the shareholder or beneficial owner that are separated or separable from the underlying shares of the company; (vi) any performance-related fees (other than asset-based fees) that the shareholder, a beneficial owner or the nominee is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, as of the date of such notice; (vii) any material interest of the shareholder or beneficial owner in such business; and (viii) a statement whether such shareholder or any beneficial owner will deliver a Proxy Statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law to carry the proposal or nomination. In addition, to be in proper written form, a shareholder’s notice to the Corporate Secretary of the company must be supplemented not later than 10 days following the record date for notice of the meeting to disclose the information contained in clauses (ii) through (vi) above as of the record date for notice of the meeting. Our bylaws also provide that the Chairman of an Annual Meeting shall, if the facts warrant, determine and declare at any meeting of the shareholders that business was not properly brought before the meeting and, if he should so determine, declare that such business shall not be transacted.

In addition the foregoing, a shareholder who wishes to nominate a director for election or reelection, must also include the following in its notice to us as to each person whom the shareholder proposes to nominate for election or reelection as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named in the Proxy Statement as a nominee and to serving as a director if elected); (ii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder; (iii) a written statement executed by the nominee acknowledging that as a director, the nominee will owe a fiduciary duty under Iowa law with respect to us and our shareholders; (iv) a fully completed Director’s Questionnaire on the form supplied by us upon written request from the shareholder, executed by the nominee; and (v) a written representation and agreement (in the form provided by the secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of ours, will act or vote on any issue or question, or voting commitment, that has not been disclosed to us or (2) any voting commitment that could limit or interfere with such person’s ability to comply, if elected as a director of ours, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of ours, and will comply with all applicable publicly disclosed corporate guidance, conflict or interest, confidentiality and stock ownership and trading policies and guidelines of Green Plains.

Any shareholder who desires to have a proposal included in the proxy soliciting material relating to our 2019 Annual Meeting of shareholders must comply with Rule 14a-8 under the Exchange Act and must send a signed proposal to the Corporate Secretary at 1811 Aksarben Drive, Omaha, Nebraska 68106. This proposal must be received no later than November  29, 2018, to be considered for inclusion in the Proxy Statement for the 2019 Annual Meeting of shareholders.

Discretionary Authority

At the time of mailing of this Proxy Statement, the Board was not aware of any other matters that might be presented at the meeting. If any matter not described in this Proxy Statement should properly be presented, the person named on the accompanying Proxy Card will vote such proxy in accordance with his judgment.

By Order of the Board of Directors,

Michelle Mapes

Corporate Secretary

March 29, 2018

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 9, 2018. Vote by Internet    Go to www.envisionreports.com/GPRE    Or scan the QR code with your smartphone    Follow the steps outlined on the secure website Vote by telephone    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone    Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1 and a vote FOR Proposal 2. 1. To elect four directors to serve three-year terms that expire at the 2021 annual meeting: + For Withhold For Withhold For Withhold 01—Todd Becker 02—Thomas Manuel 03—Brian Peterson 04—Alain Treuer For Against Abstain 2. To cast an advisory vote to approve the Company’s 3. To transact such other business as may properly come before the executive compensation; Annual Meeting or any adjournment or postponement thereof. B Non-Voting Items Change of Address — please print new address below. C Authorized Signatures — this section must be completed for your vote to be counted — date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UP X + 02SRPB

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be held on May 9, 2018: The Notice, Proxy Statement and Annual Report are available at www.envisionreports.com/GPRE qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Green Plains Inc. NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to be held on May 9, 2018 Proxy Solicited by Board of Directors for Annual Meeting — May 9, 2018 Todd Becker and Michelle Mapes, with the power to appoint his or her substitute, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Green Plains Inc. to be held on May 9, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxy will have authority to vote FOR all nominees listed in Proposal 1 and vote FOR Proposal 2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)